Exhibit 10.38

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

COLLABORATIVE RESEARCH, DEVELOPMENT

AND LICENSE AGREEMENT

By and Between

RENOVIS, INC.

and

GENENTECH, INC.

COLLABORATIVE RESEARCH, DEVELOPMENT

AND LICENSE AGREEMENT

THIS COLLABORATIVE RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT (this “Agreement”), entered into as of December 31, 2003 (the “Effective Date”), by and between RENOVIS, INC., a Delaware corporation (“Renovis”), with offices at Two Corporate Drive, South San Francisco, CA 94080, and GENENTECH, INC., a Delaware corporation (“Genentech”), with offices at 1 DNA Way, South San Francisco, California 94080. Renovis and Genentech may each be referred to herein individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, Renovis licensed proprietary technologies and products from the University of California that pertain to certain Targets (as defined below) that may be useful for research, discovery and development of pharmaceutical products;

WHEREAS, Genentech is engaged in the research, development, marketing, manufacture and sale of pharmaceutical products and desires to have access to Renovis’ proprietary technologies and products relating to the Targets for the purposes of discovering and/or developing human pharmaceutical products;

WHEREAS, Renovis and Genentech desire to enter into a collaborative relationship for research, discovery and/or development activities using Renovis’ Target technologies and products, and for the development and/or commercialization of human pharmaceutical products resulting from such activities, concentrating on the inhibition of pathological and/or tumor angiogenesis and on nerve regeneration following central nervous system injury; and

WHEREAS, Renovis and Genentech intend that under such collaboration, Genentech will generate Compounds (as defined below) directed at and/or utilizing such Targets, both Parties will evaluate such Compounds in their respective assay systems, the Parties will assess resulting data to determine whether any Compounds should be developed as pharmaceutical products, and if so, by either Genentech or Renovis, all in accordance with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the covenants and premises contained in this Agreement, the Parties agree as follows:

1.	DEFINITIONS. As used herein, the following terms shall have the following meanings:

1.1 “Active R&D” shall mean, with respect to any Compound, that a Party is engaged in active research and development activities with respect to human pharmaceutical products as reasonably demonstrated by that Party’s contemporaneously created written records.

1.2 “Affiliate” shall mean any company or entity controlled by, controlling, or under common control with a Party hereto and shall include any company or entity of which greater than fifty percent (50%) of the voting stock or participating profit interest of which is owned or controlled, directly or indirectly, by a Party, and any company or entity that owns or controls, directly or indirectly, greater than fifty percent (50%) of the voting stock of a Party. In the case of Genentech, for purposes of this Agreement, the term “Affiliate” shall not include Roche Holdings Ltd., Roche Holdings Inc., F. Hoffman-La Roche Ltd., F. Hoffman-La Roche Inc. or any of their Affiliates other than Genentech or its subsidiaries.

1.3 “Berkeley License” shall have the meaning set forth in Section 1.14.

1.4 “BLA” shall mean a Biologics License Application as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder, filed with the FDA, or any corresponding or equivalent foreign application, registration or certification.

1.5 “Collaboration” shall mean the programs of collaborative research and development with respect to the Targets under this Agreement.

1.6 “Collaboration Product” shall mean a Renovis Product or a Genentech Product, as the case requires.

1.7 “Competing Product” shall mean a pharmaceutical product sold by a Third Party that (i) incorporates a therapeutically [*], or is directed towards [*], (ii) has been approved by the applicable Regulatory Authority in a given country or territory and (iii) is being marketed or used in such country or territory for the same indication as such Genentech Product.

1.8 “Compound” shall mean any composition of matter that is either a Soluble Receptor Protein or a Target Modulator.

1.9 “Confidential Information” shall mean all information disclosed by a Party to the other pursuant to this Agreement, including, without limitation, manufacturing, marketing, financial, personnel, scientific and other business information and plans, whether in oral, written, graphic or electronic form.

1.10 “Control” shall mean possession of the ability to grant a license or sublicense without violating (a) any law or governmental regulation applicable to such license or sublicense or (b) the terms of an agreement with a Third Party.

1.11 “Development Product” shall mean one or more of the following, as the case requires: a Genentech Soluble Receptor Product, a Know-how Soluble Receptor Product, a Know-how Target Modulator Product and/or a Genentech Target Modulator Product.

1.12 “European Union” shall mean all member states (and their territories and possessions) of the European Union, as the same may vary from time to time.

1.13 “Exercise Period” shall have the meaning set forth in Section 4.2.

1.14 “Existing License Agreements” shall mean (a) the Exclusive License Agreement dated June 1, 2001 between Renovis and the Regents of the University of California,

as amended, and attached hereto as Exhibit E (the “Berkeley License”), and (b) the License Agreement dated November 25, 2002 between Renovis and the Regents of the University of California, as amended, and attached hereto as Exhibit F (the “Oakland License”)(together (a) and (b) are referred to herein collectively as the “UC Licenses”), in each case as may be amended from time to time as permitted by this Agreement.

1.15 “Existing Licensors” shall mean the parties to the Existing License Agreements other than Renovis.

1.16 “FDA” shall mean the United States Food and Drug Administration or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems and devices in the United States of America.

1.17 “First Commercial Sale” shall mean shall mean the date of first commercial sale of a Collaboration Product by a Party or its Affiliates or sublicensees.

1.18 “FTE” shall mean the equivalent of a full-time researcher’s work time over a twelve (12) month period (including normal vacations, sick days and holidays). The portion of an FTE year devoted by a researcher to a particular activity or program shall be determined by dividing the number of full working days during any twelve (12) month period devoted by such researcher to such activity or program by the total number of working days during such twelve (12) month period.

1.19 “Fully Burdened Manufacturing Cost” means, with respect to any Pre-clinical Material, Genentech’s consolidated fully burdened manufacturing cost (as determined in accordance with GAAP) of that material (in bulk, vialed or finished product form, as the case may be), which shall comprise the sum of the cost of goods produced (whether manufactured by Genentech or by a Third Party pursuant to contract), as determined in accordance with GAAP, including, but not limited to, direct labor and material costs, applicable indirect costs and overhead, product quality assurance/control costs, and costs of stability studies and any other necessary costs borne by Genentech for transport, customs, clearance and storage of product (i.e., freight, customs, duty, and insurance).

1.20 “Genentech Field” shall mean the treatment, diagnosis or prevention of all human diseases and conditions other than those diseases or conditions included in the Renovis Field. Notwithstanding the foregoing, the “Genentech Field” shall include any diseases or conditions in the Renovis Field with respect to a given Genentech Product if such Genentech Product has utility in both the Renovis Field and at least one disease or condition that is outside the Renovis Field; provided that, for the avoidance of doubt, the term “Genentech Field” shall not be interpreted to include the Renovis Field for all purposes under this Agreement except with respect to any Genentech Product(s) that has utility in both the Renovis Field and at least one disease or condition that is outside the Renovis Field. Accordingly, the term “Genentech Field”, as used herein, would exclude the Renovis Field for all Genentech Products that only have utility in the treatment, diagnosis or prevention of human diseases and conditions other than those diseases or conditions included in the Renovis Field.

1.21 “Genentech Inventions” shall have the meaning set forth in Section 10.1.

1.22 “Genentech Patents” shall mean, to the extent Controlled by Genentech during the Term, all foreign and domestic: (i) Patents filed during the Term that solely claim Genentech Inventions; (ii) Joint Patents filed during the Term that claim Joint Inventions (including provisionals, divisionals, continuations and continuations-in-part of such applications); and (iii) substitutions, extensions, reissues, renewals and inventors certificates relating to the foregoing patents; in each case (i), (ii) or (iii), which are necessary to make, have made, use, sell, have sold, offer for sale or import any of the Compounds or Renovis Products. For the avoidance of doubt, the term “Genentech Patents” excludes all Patents that are Controlled by Genentech but that do not meet the requirements of subsections (i), (ii) or (iii) above, including, without limitation, the Patents listed on Exhibit B hereto.

1.23 “Genentech Product” shall mean one or more of the following, as the case requires: a Development Product, an Optioned Product, a Genentech Research Tool Product and/or a Global Product.

1.24 “Genentech Research Tool Product” shall mean a Research Tool Compound that has utility in the Genentech Field and that does not meet the definition of either a Licensed Product or a Know-how Product in the country in which it is sold.

1.25 “Genentech Soluble Receptor Product” shall mean a Licensed Product that is a Soluble Receptor Protein that has utility in the Genentech Field.

1.26 “Genentech Target Modulator Product” shall mean a Licensed Product that is a Target Modulator that has utility in the Genentech Field.

1.27 “Global Genentech Soluble Receptor Product” shall mean a Genentech Soluble Receptor Product for which the manufacture, use, sale or importation thereof by Genentech or its Affiliates or sublicensees [*].

1.28 “Global Genentech Target Modulator Product” shall mean a Genentech Target Modulator Product for which the manufacture, use, sale or importation thereof by Genentech or its Affiliates or sublicensees [*].

1.29 “Global Product” shall mean a Global Genentech Soluble Receptor Product and/or a Global Genentech Target Modulator Product, as the case requires.

1.30 “IND” shall mean an Investigational New Drug Application filed with the FDA, or the equivalent application or filing necessary to commence human clinical trials in another country, as applicable.

1.31 “IND Opt-in” shall have the meaning set forth in Section 4.2.

1.32 “Indication” shall mean each unique and distinct disease or condition in the Genentech Field or Renovis Field, as the case requires. Notwithstanding the foregoing, a disease or condition will not be considered an “Indication” for purposes of this Agreement unless it represents a unique and distinct disease or condition, and provided further that the term “Indication” shall specifically exclude label expansions (including label expansions for new dosing regimes and/or routes of administration) or other extension into a different segment of the same disease or condition, including, for example, if Regulatory Approval is secured for such disease or condition by submitting a supplemental NDA. For the avoidance of doubt, each cancer type (e.g., breast cancer, colorectal cancer, lung cancer, prostate cancer, renal cell carcinoma, etc.) shall be considered a separate Indication for purposes of this Agreement. For the further avoidance of doubt, this definition of Indication applies only with respect to Milestone Payments.

1.33 “Joint Invention” shall have the meaning set forth in Section 10.1.

1.34 “Joint Patents” shall have the meaning set forth in Section 10.1.

1.35 “Joint Research Committee” or “JRC” shall mean the committee formed pursuant to Section 2.2.

1.36 “Know-how Compound” shall mean any Compound (i) for which the making, having made, using, selling, having sold, offering for sale or importing thereof does not infringe a Valid Claim of the Renovis Patents in any country or territory in the Territory and (ii) that incorporates either the Renovis Know-how or that was discovered or developed through the use of the Renovis Know-how, except where the use of the Renovis Know-how does not materially contribute to such discovery. For purposes of determining whether a Compound incorporates or was discovered or developed through the use of certain Renovis Know-how, such Renovis Know-how must have been provided to Genentech by Renovis in advance of the time of incorporation or use of such Renovis Know-how.

1.37 “Know-how Country” shall mean any country or territory in which making, having made, using, selling, having sold, offering for sale or importing a given Collaboration Product does not infringe a Valid Claim of the Renovis Patents in that country or territory.

1.38 “Know-how Product” shall mean either or both a Know-how Soluble Receptor Product and/or a Know-how Target Modulator Product, as the case requires.

1.39 “Know-how Soluble Receptor Product” shall mean a Soluble Receptor Protein that is a Know-how Compound.

1.40 “Know-how Target Modulator Product” shall mean a Target Modulator that is a Know-how Compound.

1.41 “Licensed Country” shall mean any country or territory in which making, having made, using, selling, having sold, offering for sale or importing a given Licensed Product would infringe a Valid Claim of the Renovis Patents in that country or territory.

1.42 “Licensed Product” shall mean a Compound for which the manufacture, use, sale or importation thereof by Genentech or its Affiliates or sublicensees would, but for the licenses granted hereunder, infringe a Valid Claim in the Renovis Patents.

1.43 “Ligand Products” shall mean all ligands of the Receptor Targets, including, without limitation, proteins from the [*], and any homologues, variants, mutants, deletions, or fragments or partial sequences of such ligands, including, without limitation, those ligands described in Exhibit C hereto; provided, however, that the term “Ligand Products” shall exclude [*] and any ligands of [*] other than the Receptor Targets themselves.

1.44 “Major Market” shall mean the United States of America, the United Kingdom, Germany, France, Spain, Italy and Japan.

1.45 “Materials” shall have the meaning set forth in Section 2.4.

1.46 “Milestone Payments” shall mean the payments set forth in Sections 8.2, 8.3, 8.4 and 8.5.

1.47 “NDA” shall mean a New Drug Application or BLA, as applicable, or an equivalent application filed with the FDA, or the equivalent community application filed in the European Union, or the equivalent application filed as a national application in any other country or regulatory jurisdiction.

1.48 “Necessary Patent” shall mean, with respect to a Genentech Product, a Valid Claim under a Third Party Patent for which Genentech (or its Affiliates or sublicensees) reasonably and in good faith determines it must obtain a license or other grant of right in order for Genentech (or its Affiliates or sublicensees) to manufacture, use, sell, distribute, import, or otherwise exploit such Genentech Product, and with respect to a Renovis Product, a Valid Claim under a Third Party Patent for which Renovis (or its Affiliates or sublicensees) reasonably and in good faith determines it must obtain a license or other grant of right in order for Renovis (or its Affiliates or sublicensees) to manufacture, use, sell, distribute, import, or otherwise exploit such Renovis Product.

1.49 “Net Sales” shall have the meaning set forth in Section 9.7

1.50 “Oakland License” shall have the meaning set forth in Section 1.14.

1.51 “Optioned Product” shall mean either or both an Optioned Soluble Receptor Product and/or an Optioned Target Modulator Product, as the case requires.

1.52 “Optioned Soluble Receptor Product” shall mean a Renovis Soluble Receptor Product for which Genentech has exercised an IND Opt-in and that may be developed and commercialized by Genentech in both the Genentech Field and the Renovis Field pursuant to Section 4.2.

1.53 “Optioned Target Modulator Product” shall mean a Renovis Target Modulator Product for which Genentech has exercised an IND Opt-in and that may be developed and commercialized by Genentech in both the Genentech Field and the Renovis Field pursuant to Section 4.2.

1.54 “Patent” shall mean any and all unexpired patent applications, provisional patent applications and any patent issuing therefrom worldwide, together with any extensions, registrations, confirmations, reissues, continuations, divisions, continuations-in-part, reexamination certificates, confirmations, registrations, revalidations, additions, supplementary protection certificates, substitutions or renewals thereof and any patents anywhere in the world, claiming the priority date of any of the foregoing.

1.55 “Phase I Clinical Trials” shall mean the initial test(s) and study(ies) of a Collaboration Product conducted anywhere in the Territory that the FDA requires to be performed on a sufficient number of normal volunteers or patients to establish that such Collaboration Product is safe for use in humans and to support its continued testing in Phase II Clinical Trials.

1.56 “Phase II Clinical Trials” shall mean those test(s) and study(ies) of a Collaboration Product conducted anywhere in the Territory that the FDA requires to be performed on a sufficient number of patients to generate sufficient data to establish the safety, dose ranging and biological activity of that Collaboration Product for its intended use and to permit commencement of a Phase III Clinical Trial.

1.57 “Phase III Clinical Trials” shall mean a controlled study or studies of a Collaboration Product conducted anywhere in the Territory on sufficient numbers of patients that are prospectively designed, using predetermined endpoints, to demonstrate clinically and statistically the efficacy and safety of that Collaboration Product for one or more indications as a pivotal study intended to lead to Regulatory Approval of such Collaboration Product for such indication(s).

1.58 “Pre-clinical Materials” shall have the meaning set forth in Section 5.2(b).

1.59 “Pre-IND Package” shall mean the information package providing the summary information relevant to the anticipated IND submission concerning the applicable Collaboration Product(s) and any supplementary information needed for the FDA to develop responses to issues raised by the sponsor, applicant or reviewing division. The content of the information package should support the objectives of the Pre-IND teleconference or meeting with the FDA. The package may include, without limitation, preclinical, clinical, chemistry, manufacturing, and controls (CMC), the developmental status, and the plan and time line for future development of the Compound and other necessary regulatory information.

1.60 “Receptor Targets” shall mean any or all of the following, as the case requires: (i) [*] only and (ii) any homologues, variants, mutants, deletions, or fragments or partial sequences of the foregoing.

1.61 “Regents” shall mean The Regents of the University of California.

1.62 “Regulatory Approval” shall mean any and all approvals (including price and reimbursement approvals), licenses, registrations, or authorizations of the United States or European Union or any country, federal, state or local regulatory agency, department, bureau or other government entity that are necessary for the manufacture, use, storage, import, transport and/or sale of a Collaboration Product in such jurisdiction.

1.63 “Regulatory Authority” shall mean any governmental organization or agency that has the right to approve the sale of pharmaceutical products in a given country or territory, including, without limitation, the FDA, the European Medicines Evaluation Agency and the Ministry of Health, Labour and Welfare in Japan.

1.64 “Renovis Expenses” shall mean the direct historical costs actually incurred solely by Renovis in the conduct of the preclinical studies on a Renovis Product in accordance with the applicable Renovis Plan from the date that such product is designated a Renovis Product up to the date that Genentech exercises the IND Opt-in. Renovis Expenses shall include the direct historical costs of research and pre-clinical materials, toxicology studies, pharmacokinetics and pharmacodynamics studies, and IND filing costs utilized in the preclinical studies on such Renovis Product.

1.65 “Renovis Field” shall mean the treatment, diagnosis or prevention of central and/or peripheral nervous system diseases and conditions, including, but not limited to, spinal cord injury, traumatic brain injury, stroke, neurodegenerative disease (e.g., Parkinson’s disease, Alzheimer’s disease, amyotrophic lateral sclerosis), spinal motor atrophy, neurological sequelae of coronary artery bypass graft surgery, peripheral nerve injury, neuropathy and neuropathic pain; provided, that the “Renovis Field” shall exclude any disease or condition that (i) is not a central and/or peripheral nervous system disease or condition or (ii) is not one of the specific diseases or conditions listed above. For the avoidance of doubt, the “Renovis Field” shall not include the treatment, diagnosis or prevention of any oncological, immunological or angiogenic diseases and conditions not listed above, including, by way of illustration: acute lung injury, age-related macular degeneration, asthma, bone repair, cancer, Crohn’s Disease, diabetic macular edema, endometriosis and other female reproductive tract disorders, lupus, multiple sclerosis, obesity, sepsis, solid organ transplantation, osteoarthritis, primary pulmonary hypertension, psoriasis, rheumatoid arthritis, scleroderma, ulcerative colitis and vasculitis, type 1 diabetes and wound healing.

1.66 “Renovis Inventions” shall have the meaning set forth in Section 10.1.

1.67 “Renovis Know-How” shall mean, to the extent useful for the purposes of the Collaboration, all tangible or intangible know-how, trade secrets, inventions (whether or not patentable), data, manufacturing processes, preclinical results, physical, chemical or biological material and other information and data pertaining to Compounds or Collaboration Products, or otherwise necessary or useful for the practice of the Renovis Patents, in each case that (i) are not publicly known and (ii) are Controlled by Renovis as of the Effective Date or during the Term, including any replication or any part of such information or material, but excluding any Renovis Patents.

1.68 “Renovis Patents” shall mean all Patents, either existing as of the Effective Date or during the Term, that are Controlled by Renovis as of the Effective Date or during the Term, and that are necessary or useful to research, discover, develop, make, have made, sell, offer for sale, import or export any Targets, Compounds or Collaboration Products, including, without limitation: (a) Patents filed during the Term that claim any Renovis Inventions; (b) Renovis’ interest in any Joint Patents filed during the Term; (c) substitutions, extensions, reissues, renewals and inventors certificates relating to the foregoing patents; and (d) the Renovis Patents listed on Exhibit A hereto. For the avoidance of doubt, the term “Renovis Patents” excludes all Patents that are Controlled by Renovis but that do not meet the foregoing definition.

1.69 “Renovis Plan” shall have the meaning set forth in Section 5.1.

1.70 “Renovis Product” shall mean a Renovis Soluble Receptor Product and/or a Renovis Target Modulator Product, as the case requires.

1.71 “Renovis Soluble Receptor Product” shall mean a Compound that (i) is a Soluble Receptor Protein that has utility within the Renovis Field, (ii) is not being developed by Genentech, and (iii) cannot compete with any Genentech Product as reasonably determined by the JRC in good faith.

1.72 “Renovis Target Modulator Product” shall mean a Compound that (i) is a Target Modulator that has utility within the Renovis Field, (ii) is not being developed by Genentech, and (iii) cannot compete with any Genentech Product as reasonably determined by the JRC in good faith.

1.73 “Renovis Technology” shall mean the Renovis Patents and the Renovis Know-How.

1.74 “Research Tool Compound” shall mean a Compound that Genentech or its Affiliates or sublicensees identifies, creates, discovers and/or develops by conducting activities within the scope of either (i) a [*] or (ii) a [*]; provided, that in case (ii), such identification, creation, discovery and/or development activities occurred, and [*]. For the sake of illustration, if Genentech’s identification, creation, discovery and/or development activities were conducted [*], the discovered Compound would be deemed a Research Tool Compound for purposes of this Agreement. However, if the [*], Compounds identified, created, discovered and/or developed via activities undertaken by Genentech [*] for purposes of this Agreement.

1.75 “Research Program” shall have the meaning set forth in Section 2.3.

1.76 “Royalty Term” shall mean:

(a) in the case of a Genentech Product, the period beginning on the First Commercial Sale of such Product in a country and ending, on a Compound-by-Compound and country-by-country basis, upon the later to occur of either (a) the expiration of the last to expire patent containing a Valid Claim in the Renovis Patents or Joint Patents (excluding the

Genentech Patents) covering such Genentech Product in such country or (b) ten (10) years from the date of such First Commercial Sale in such country; and

(b) in the case of a Renovis Product, the period beginning on the First Commercial Sale of such Renovis Product and ending, on a Compound-by-Compound and country-by-country basis, upon the later of either (a) the expiration of the last to expire patent containing a Valid Claim covering such Renovis Product in such country or (b) ten (10) years from the date of such First Commercial Sale.

1.77 “Second Generation Product” shall mean: (a) a follow-on Genentech Product that (i) in the case of a Genentech Product that is a Soluble Receptor Protein, incorporates the same therapeutically relevant sequences as are incorporated in an existing Genentech Product, or (ii) in the case of a Genentech Product that is a Target Modulator, is directed at or otherwise interacts with the same target that an existing Genentech Target Modulator Product is directed at or otherwise interacts with; provided that in each case (i) and (ii) above, such follow-on Genentech Product is developed for the same indication(s) as that existing Genentech Product; or (b) a follow-on Renovis Target Modulator Product that is directed at or otherwise interacts with the same target that an existing Renovis Target Modulator Product is directed at or otherwise interacts with, provided such follow-on Renovis Target Modulator Product is developed for the same indication(s) as that existing Renovis Target Modulator Product.

1.78 “Soluble Receptor Protein” shall mean a protein, peptide, nucleic acid or gene therapy vector (including, for example, a soluble receptor protein), in each case, that incorporates a sequence or sequences of a Target or Targets, as well as the homologues of the foregoing.

1.79 “Targets” shall mean one or more Receptor Target(s) or Ligand Product(s), as the case requires.

1.80 “Target Modulator” shall mean any compound or molecule that is not a Soluble Receptor Protein and that targets or otherwise interacts with a Target or Targets (including, for example, a monoclonal antibody).

1.81 “Term” shall have the meaning set forth in Section 13.1.

1.82 “Territory” shall mean the entire world.

1.83 “Third Party” shall mean any entity other than Renovis or Genentech or an Affiliate of Renovis or Genentech.

1.84 “UC Licenses” shall have the meaning set forth in the definition of Existing License Agreements.

1.85 “United States” shall mean the United States of America, including its territories and possessions.

1.86 “Upfront Fee” shall have the meaning set forth in Section 8.1.

1.87 “Valid Claim” shall mean a claim of an unexpired issued Patent, which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction unappealable or unappealed within the time allowed for appeal or which has not been admitted to be invalid or unenforceable through reexamination, reissue, disclaimer, or otherwise.

2. CONDUCT OF COLLABORATION; GOVERNANCE

2.1 Objective. Subject to the terms and conditions of this Agreement, Renovis and Genentech shall use commercially reasonable efforts, in accordance with standard industry practice, to conduct this Collaboration in general and the Research Program in specific with the goal of developing and commercializing one or more Compounds as quickly as reasonably possible.

2.2 Joint Research Committee. Promptly following the Effective Date, the Parties will form a Joint Research Committee (the “JRC”) composed of an equal number of employees of each of Renovis and Genentech, but in no event to exceed three (3) members from each Party. The JRC shall determine the specific goals for the Collaboration, shall manage the ongoing research conducted under the Collaboration in accordance with the Research Program, shall monitor the progress and results of such work, and shall oversee and coordinate the development of Compounds; provided, however, that notwithstanding any other provision of this Agreement, the JRC shall not have the decision-making authority (i) to impose additional economic burdens on either Party without the consent of the Party on which such burden is imposed and (ii) with respect to the development and commercialization of Genentech Products, which shall be solely within Genentech’s purview. After the submission of the first IND for a Genentech Product, the JRC shall exist and convene only on an as-needed basis until such time as either all Compounds are designated as Genentech Products or until the IND Opt-in has expired with respect to each Renovis Product. The presence of at least one (1) representative of each Party shall constitute a quorum for the conduct of any JRC meeting. All decisions of the JRC shall require unanimous approval, with the representatives of each Party collectively having one (1) vote; provided, in the event of a deadlock, the issue shall be referred to the Chief Executive Officer of Renovis and the Senior Vice President of Development of Genentech, or their respective designees, who shall promptly meet and attempt in good faith to resolve such issue within seven (7) days. If such executives cannot resolve such matter in such period, then Genentech shall have final decision-making authority with regard to such matter.

(a) Meetings. The JRC shall meet at such frequency as the JRC agrees, except that, until the submission of the first IND for a Genentech Product, the JRC shall meet on at least a quarterly basis. Each Party shall designate a co-chairperson of the JRC, and such co-chairpersons shall be responsible for the scheduling and conduct of all JRC meetings. Meetings of the JRC, and JRC dispute resolution meetings between Renovis’ Chief Executive Officer and Genentech’s Senior Vice President of Development (or their designees), may be conducted by videoconference, teleconference or in person, as agreed by the Parties, and the Parties shall agree upon the time and place of meetings. A reasonable number of additional representatives of a Party may attend meetings of the JRC in a non-voting capacity. The JRC shall also be responsible for designating one or more representatives of each Party with expertise in patent law (which individuals need not be members of the JRC) to oversee intellectual property matters relating to the Collaboration, subject to the provisions of Article 10, and such patent committee shall coordinate with and report to the JRC.

(b) Minutes. The JRC shall keep accurate minutes of its deliberations that record all proposed decisions and all actions recommended or taken. Drafts of the minutes shall be delivered to all JRC members within ten (10) business days after each meeting. The Party choosing the location for the meeting shall be responsible for the preparation and circulation of the draft minutes. Draft minutes shall be edited by the co-chairpersons and shall be issued in final form only with the approval and agreement of the co-chairpersons.

2.3 Research Program. Within sixty (60) days following its formation, the JRC will develop and approve a written research plan (the “Research Plan”) setting forth the research obligations of each of the Parties under the Collaboration until the filing of the first IND for a Genentech Product or the earlier termination of this Agreement in accordance with Article 13 hereof (the “Research Program”). Under the Research Program, Genentech will use commercially reasonable efforts to generate Compounds in research quantities to permit evaluation of each such Compound in both the Genentech and Renovis in vitro assay systems set forth in the Research Plan, and the Parties will each conduct such assays on each Compound promptly after generation and delivery of such Compound by Genentech. The JRC will review the in vitro assay data and select certain of these Compounds for further evaluation in in vivo models of disease as outlined in the Research Plan. Genentech will use commercially reasonable efforts to provide Renovis with adequate research quantities of Compounds sufficient for Renovis to carry out all of its obligations under the Research Plan. Should Genentech require any specific modifications of any Compound to make it more selective for Genentech in vivo assay systems, thus yielding a second generation Compound, Genentech will be responsible for making such modifications at Genentech’s sole cost. Should Renovis require any specific modifications of any Compound to make it more selective for any Renovis in vivo assay system, thus yielding a second generation Compound, Renovis will be responsible for making such modifications at Renovis’ sole cost. Genentech agrees to use commercially reasonable efforts to manufacture research quantities of Renovis second generation Compounds to enable evaluation of such second generation Compounds in both the Renovis and Genentech in vivo assay systems set forth in the Research Plan; provided, that Genentech shall have no obligation to manufacture research quantities of Renovis’ second generation Compounds for more than [*] Compounds directed towards each target-ligand interaction (e.g., [*]), unless otherwise agreed by the JRC.

2.4 Research Plan. The Research Plan will be deemed a part of, and is hereby incorporated by reference in, this Agreement. The Research Plan shall reflect the scope of the Research Program set forth in Section 2.3 above and shall follow the outline of the Research Program agreed upon by the Parties as of the Effective Date and attached hereto as Exhibit D. The Research Plan will also include a detailed list of the materials to be provided by Renovis to Genentech (the “Materials”), which may include, without limitation, Compound samples, assays, reagents, cell lines and relevant animal models. Renovis and Genentech shall each conduct research in accordance with the Research Plan, as it may be amended from time to time upon unanimous approval of the JRC, or as reasonably directed by the JRC, subject to the provisions of Section 2.2. Both Parties shall use commercially reasonable and diligent efforts to advance and complete the foregoing research in a timely manner. In furtherance of that obligation, Renovis will assign no fewer than [*] FTE’s for a period of no less than [*] following the Effective Date (unless this Agreement is earlier terminated) to complete the tasks described above. Promptly following the approval of the Research Plan, Renovis shall notify the JRC of the number and identities of the FTE’s assigned to the Research Program, and provide updates to the JRC upon any changes in the FTE’s so assigned. Each researcher assigned to the Research Plan by Renovis shall have the proper education, training and experience (as measured against best practices in the pharmaceutical industry for such a position) to complete those elements of the Research Plan for which they are responsible.

2.5 Product Prioritization. The Parties acknowledge and agree that Genentech (with respect to Genentech Products) or the JRC as a whole (with respect to Renovis Products) may, in good faith, prioritize the development of certain Compounds over the development of other Compounds as a result of such factors as product performance, safety and tolerability, dosing convenience, route of administration, ease and expense of manufacturing, regulatory approval prospects, the competitive landscape, economic factors and potential channel conflicts with other Compounds, Genentech Products or other products outside the scope of this Collaboration. The Parties further acknowledge and agree that (i) for some indications, one Compound may have greater utility than another Compound, and (ii) for some indications, the greatest utility may be maintained through the use of multiple Compounds.

3. DESIGNATION AND DEVELOPMENT OF GENENTECH PRODUCTS

3.1 Designation of Development Products and Research Tool Products. In consultation with the JRC, Genentech will assess each Compound and designate to the JRC, in writing, which Compound(s) will be designated as Development Products or Genentech Research Tool Products for development in the Genentech Field; provided, however, that Genentech shall not have the right to designate a Compound as a Development Product unless such Compound meets the definition of either a Genentech Soluble Receptor Product set forth in Section 1.25 or the definition of a Genentech Target Modulator Product set forth in Section 1.26; provided further, Genentech shall not have the right to designate a Compound as a Genentech Research Tool Product unless such Compound meets the definition of Genentech Research Tool Product set forth in Section 1.24. Any such designation of a Development Product or Genentech Research Tool Product will also specify the indications for which Genentech intends to develop such product. Once a Compound is designated as a Genentech Product, Genentech shall have the right to develop and commercialize such Genentech Product in the Genentech Field and Renovis shall have no further development rights with respect to such Genentech Product, including, without limitation, any right to develop and commercialize such Genentech Product in the Renovis Field. Any Compound that is not designated as a Collaboration Product in accordance with this Section 3.1 or Section 4.1 shall remain a Compound, and neither Party shall have the right to develop such Compound hereunder without the JRC designating such Compound as either a Renovis Product or a Genentech Product; provided however, that Genentech may further sublicense such undesignated Compounds by first giving Renovis written notice of Genentech’s intent to sublicense it’s rights to such undesignated Compound and giving

Renovis sixty (60) days to request that the JRC designate such Compound as a Renovis Product, subject to the limitations for such a designation set forth in Section 4.1. Genentech shall not have the right to further sublicense undesignated Compounds if they can directly compete with a Renovis Product.

3.2 Genentech Development and Commercialization Responsibilities. Genentech shall be responsible for undertaking preclinical development, clinical development and commercialization of all Genentech Products at its cost. Genentech shall have sole decision-making authority on matters relating to Genentech Products. The following provisions shall apply to the development and commercialization of Genentech Products once they have been designated as a Genentech Product (which, in the case of Optioned Products, may be at a more advanced stage of development before they are actually designated as Genentech Products):

(a) Clinical Development Responsibilities. Genentech or its Affiliates or sublicensees will be responsible for the clinical development of Genentech Products and will bear all associated costs. In addition, Genentech and/or its Affiliates or sublicensees will be responsible for conducting any necessary pharmacokinetics, toxicology or other IND-enabling studies with respect to such Genentech Products. Subject to Section 2.5, Genentech will use commercially reasonable efforts to develop and to obtain Regulatory Approval of such Genentech Products in the Major Markets and such other markets as Genentech deems is reasonably consistent with generally accepted practices in the pharmaceutical industry. Notwithstanding any other provision of this Agreement, neither Genentech nor its Affiliates or sublicensees shall file an IND covering an indication within the Renovis Field for a Genentech Product that has utility in both the Renovis Field and the Genentech Field unless and until Genentech (or its Affiliates or sublicensees) first files an IND covering an indication in the Genentech Field (but not in the Renovis Field) on that Genentech Product.

(b) Regulatory Affairs. Genentech and/or its Affiliates or sublicensee(s) shall be responsible for all interactions with regulatory authorities in the Territory with respect to such Genentech Products and will bear the associated costs, and, subject to Genentech’s payment obligations herein, shall own any IND and NDA filings made with respect to such Genentech Products. Genentech shall regularly (and on at least a semi-annual basis) provide Renovis with an update describing the progress made to date towards obtaining Regulatory Approval of any such Genentech Product(s) and the plans for achieving such Regulatory Approval(s) in the future.

(c) Manufacturing and Supply. Genentech and/or its Affiliates or sublicensee(s) shall be responsible for, and shall bear all associated costs of, manufacturing all preclinical, clinical and commercial forms of such Genentech Products, including the bulk drug substance and finished drug product forms thereof.

(d) Formulation. Genentech and/or its Affiliates or sublicensee(s) shall be responsible for formulating such Genentech Products and shall bear all associated costs.

(e) Sales and Marketing. Genentech and/or its Affiliates or sublicensee(s) shall be responsible for all sales and marketing activities, and all other commercialization requirements, related to such Genentech Products and shall bear all associated costs. Subject to Section 2.5, Genentech and/or its Affiliates and sublicensee(s) shall use commercially reasonable efforts, in accordance with generally accepted practices in the pharmaceutical industry, to maximize Net Sales of Genentech Products in each country where such Genentech Products have obtained Regulatory Approval for the sale of such Genentech Products.

4. DESIGNATION OF RENOVIS PRODUCTS; GENENTECH OPT-IN

4.1 JRC Designation of Renovis Products. In consultation with Renovis, and within a reasonable period of time following presentation to the JRC of data concerning each Compound sufficient to support making a determination as to whether or not such Compound could be a Renovis Product, the JRC will assess each Compound and designate, in writing, which, if any, will be designated as Renovis Products for development in the Renovis Field; provided, however, that JRC shall not designate a Compound as a Renovis Product unless such Compound meets the definition of either a Renovis Soluble Receptor Product set forth in Section 1.71 or the definition of a Renovis Target Modulator Target set forth in Section 1.72. Any such designation of a Renovis Product will also specify the indications for which Renovis intends to develop such Renovis Product. Once a Compound is designated as a Renovis Product, Renovis shall have the right to develop and commercialize such Renovis Product in the Renovis Field and, except for the rights set forth in Sections 4.2, 5.4, 5.5 and 5.6, Genentech shall have no further development rights with respect to such Renovis Product, including, without limitation, any right to develop and commercialize such Renovis Product in the Renovis Field.

4.2 Opt-In on Renovis Products. With respect to each Renovis Product, at any time during the period commencing upon the designation of a Renovis Product and ending on the ninetieth (90th) day following the date that Renovis submits a complete Pre-IND Package with the FDA with respect to such product (the “Exercise Period”), Genentech shall have the right to assume responsibility and authority for the development and commercialization of such product (each, an “IND Opt-in”) by giving Renovis notice of Genentech’s intent to designate such Renovis Product as an Optioned Product. Upon exercise of an IND Opt-in, Genentech shall pay to Renovis the financial payments set forth in Section 8.6 and such Renovis Product shall be immediately re-designated as an Optioned Product, whereupon it will cease to be a Renovis Product for purposes of this Agreement and will instead be developed by Genentech as a Genentech Product. Genentech shall have the right to develop and commercialize such Optioned Product in both the Genentech Field and the Renovis Field, and Renovis shall have no further development rights with respect to such Optioned Product. Renovis shall transfer to Genentech, and Genentech shall have the right to use, copies of all information generated by Renovis with respect to such Optioned Product (including, without limitation, all Pre-IND meeting minutes generated by either Renovis or the FDA). As between the Parties, Genentech shall bear all costs of, and shall have exclusive rights and control over, further clinical development, regulatory affairs, and commercialization of such Optioned Product.

4.3 Scope of Exercise Period. If the Exercise Period with respect to a Renovis Product expires without Genentech having exercised its right under either Section 4.2, then Genentech shall have no further right to cause such Renovis Product to be designated a

Genentech Product. Notwithstanding the foregoing, the commencement of the Exercise Period is contingent upon Renovis complying with the following provisions:

(a) not less than two (2) weeks prior to Renovis submitting a Pre-IND Package with the FDA with respect to a Renovis Product, Renovis shall provide Genentech with a complete copy of such finalized Pre-IND Package for Genentech’s review and comment, such comments to be reasonably addressed by Renovis prior to the submission of the Pre-IND Package with the FDA; and

(b) on the date that Renovis actually submits a Pre-IND Package on a Renovis Product with the FDA, Renovis shall provide Genentech with notice thereof and deliver to Genentech a complete copy of the Pre-IND Package actually submitted to the FDA.

4.4 Cessation of Development of Genentech Products. If, as a result of development decisions made by Genentech, a given Genentech Product is not under Active R&D or is not being commercialized for a period of eighteen (18) months or more and:

(a) Renovis has presented Genentech with a development plan containing reasonably satisfactory evidence that such Genentech Product may have utility for a certain indication in the Renovis Field; and

(b) a product based on such Genentech Product could not reasonably be expected to compete with any Compound or Genentech Product then under research, development or commercialization by Genentech;

then within ninety (90) days of delivery of the development plan described in subsection (a) above, Genentech will either (i) commence Active R&D with respect to such Genentech Product and initiate commercially reasonable efforts to develop same or (ii) designate such Genentech Product as a Renovis Product and Renovis may develop and commercialize such Renovis Product solely in the Renovis Field in accordance with all of the terms and conditions of the Agreement pertaining to Renovis Products, including, without limitation, the IND Opt-in. Genentech shall transfer to Renovis, and Renovis shall have the right to use, all information generated by Genentech with respect to such Renovis Product in the Renovis Field.

5. RENOVIS DEVELOPMENT RIGHTS

5.1 Renovis Development Decision. In the event that Renovis wishes to pursue pre-clinical and clinical development of any Renovis Product, then Renovis, working together with Genentech, may develop and propose to the JRC a development plan (each, a “Renovis Plan”) for such Renovis Product in one or more indications in the Renovis Field. Within forty five (45) days of delivery of such Renovis Plan to the JRC, the JRC shall either approve such plan or reject it with a description of any additions or modifications to the plan that the JRC reasonably requires in good faith before granting approval. Prior to the development of any Renovis Product, Renovis must resubmit each Renovis Plan to the JRC until the JRC approves such plan. Unless and until such time as Genentech exercises its IND Opt-in, Renovis shall have responsibility for undertaking the pre-clinical development of each Renovis Product at its cost, provided that the JRC shall have ultimate decision-making authority on such matters, with the exception of decisions relating to manufacturing in the event that Genentech exercises its right to manufacture in accordance with Section 5.4. If Renovis decides not to pursue development of a Renovis Product within such eighteen (18) months of the designation thereof, such Renovis Product will be redesignated a Compound for purposes of this Agreement, so that if Renovis later desires to pursue development of such Compound, the JRC must re-review such Compound in accordance with Section 4.1.

5.2 Pre-clinical Development of Renovis Products. With respect to each Renovis Product for which Renovis will conduct pre-clinical development, the following conditions shall apply:

(a) Renovis and Genentech will mutually agree on the design of any preclinical studies;

(b) Genentech shall have the option, in accordance with Section 5.4, to supply Renovis with research and development toxicology lots of drug substance of Renovis Product (finished and filled) in quantities necessary for completion of the preclinical IND-enabling studies outlined in the Renovis Plan (the “Pre-clinical Materials”);

(c) Renovis shall be responsible for conducting all such preclinical studies and shall bear one hundred percent (100%) of the costs thereof. Renovis shall keep complete and accurate written records of all Renovis Expenses with respect to such Renovis Product. Upon Genentech’s written request, and in any event within thirty (30) days following submission of a Pre-IND Package for a Renovis Product, Renovis shall provide Genentech with written documentation of the Renovis Expenses incurred by Renovis with respect to such Renovis Product;

(d) Renovis shall prepare and submit to the FDA, at Renovis’ expense, a Pre-IND Package with respect to each and every Renovis Product; and

(e) Renovis shall keep Genentech regularly and fully informed of the results of such pre-clinical development activities.

5.3 Renovis Development and Commercialization Responsibilities. Following the expiration of the Exercise Period, Renovis shall thereafter be responsible for undertaking clinical development and commercialization of all Renovis Products in the Renovis Field at its cost and Renovis shall thereafter have sole decision-making authority on matters relating to Renovis Products. The following provisions shall apply to the development and commercialization of Renovis Products once they have been designated as a Renovis Product and Renovis agrees that all such Renovis Products shall only be developed and commercialized by Renovis, its Affiliates or sublicensees within the Renovis Field.

(a) Clinical Development Responsibilities. Renovis or its Affiliates or sublicensees will be responsible for the clinical development of such Renovis Products and will bear all associated costs. In addition, if required for IND filing, Renovis and/or its sublicensees will be responsible for conducting pharmacokinetics, toxicology or other IND-enabling studies with respect to such Renovis Products. Renovis will use commercially reasonable efforts to develop and to obtain Regulatory Approval of such Renovis Products in the Major Markets and such other markets as Renovis deems advisable in accordance with generally accepted practices in the pharmaceutical industry.

(b) Regulatory Affairs. Renovis and/or its Affiliates or sublicensee(s) shall be responsible for all interactions with regulatory authorities in the Territory with respect to such Renovis Products and will bear the associated costs, and, subject to Renovis’ payment obligations herein, shall own any IND and NDA filings made with respect to such Renovis Products. Renovis shall regularly (and on at least a semi-annual basis) provide Genentech with an update describing the progress made to date towards obtaining Regulatory Approval of any such Renovis Product(s) and the plans for achieving such Regulatory Approval(s) in the future.

(c) Manufacturing and Supply. Renovis and/or its Affiliates or sublicensee(s) shall be responsible for, and shall bear all associated costs of, manufacturing all preclinical, clinical and commercial forms of such Renovis Products, including the bulk drug substance and finished drug product forms thereof. Renovis shall keep Genentech reasonably informed of manufacturing and supply related activity.

(d) Formulation. Renovis and/or its sublicensee(s) shall be responsible for formulating such Renovis Products and shall bear all associated costs.

(e) Sales and Marketing. Renovis and/or its sublicensee(s) shall be responsible for all sales and marketing activities, and all other commercialization requirements, related to such Renovis Products and shall bear all associated costs. Renovis and/or its sublicensee(s) shall use commercially reasonable efforts, in accordance with generally accepted practices in the pharmaceutical industry, to maximize Net Sales of Renovis Products in each country where such Renovis Products have obtained Regulatory Approval for the sale of such Renovis Products.

5.4 Genentech Manufacturing Option. Genentech shall have the right, but not the obligation, to manufacture the Pre-clinical Materials for each Renovis Product, such right to be exercised no later than thirty (30) days following the approval of the applicable Renovis Plan. Genentech may exercise such right by providing a written notice to Renovis confirming that Genentech desires to manufacture such Pre-clinical Materials. Renovis shall pay Genentech for such Pre-clinical Materials; provided, that the Parties agree that the price to be paid by Renovis to Genentech for any such materials shall be one hundred percent (100%) of Genentech’s Fully Burdened Manufacturing Cost. Upon request from Renovis, Genentech shall provide Renovis with a written breakdown of Genentech’s Fully Burdened Manufacturing Cost applicable to such materials; provided, that any such breakdown shall be considered Genentech’s Confidential Information.

5.5 Cessation of Development of Renovis Products. If, as a result of development decisions made by Renovis, a given Renovis Product is not under Active R&D or is not being commercialized for a period of eighteen (18) months or more, Genentech shall have the right to designate such Renovis Product as a Genentech Product, and Genentech may thereafter develop and commercialize such Genentech Product in accordance with the terms and conditions of the Agreement pertaining to Genentech Products.

5.6 Development and Commercialization Partner. In the event that Renovis decides to partner with a Third Party for the development or commercialization of a Renovis Product for which an IND Opt-in no longer exists, Renovis shall notify Genentech of such decision, and Genentech shall have the first right to be Renovis’ partner for the development and commercialization of that Renovis Product in the Renovis Field. Along with such notice, Renovis shall provide Genentech with summary information and data about such Renovis Product reasonably sufficient to evaluate the efficacy and safety of such Renovis Product. Genentech shall have forty-five (45) days from the date of receipt of such notice and such information and data to give Renovis written notice that Genentech desires to develop and commercialize the Renovis Product(s) and to propose the financial and other general terms upon which Genentech would enter into such a development and commercialization collaboration. For a period of sixty (60) days, the Parties shall negotiate in good faith to reach agreement on commercially reasonable terms and conditions (as is consistent with prevailing industry standards for comparable partnerships) of such a development and commercialization collaboration. If the Parties are unable to agree upon such terms in the allocated time, Renovis shall have one hundred eighty (180) days thereafter to enter into an agreement with a Third Party upon terms, considered as a whole, materially no less favorable to Renovis than those last offered by Genentech in such negotiations. If Renovis has not entered into such an agreement within said one hundred eighty (180) day period, Renovis shall not thereafter enter into an agreement with a Third Party to develop and commercialize such Renovis Product without providing Genentech with the first right as described above.

5.7 Limitation on Renovis Development Rights. Renovis hereby covenants that, during the Term and for a period of [*] thereafter, Renovis shall not engage in the clinical development or marketing of any Compound that is directed towards any indication in the Genentech Field, and Renovis shall not induce any Third Party to engage in the clinical development or marketing of any Compound that is directed towards any indication in the Genentech Field. Renovis hereby covenants that it shall not use any data generated under this Collaboration for any use outside the scope of this Collaboration, including, without limitation, use of such data for the development of any pharmaceutical product, and Renovis shall not enable any Affiliate, sublicensee or Third Party to use such data outside the scope of this Collaboration, including, without limitation, use of such data for the development of any pharmaceutical product.

6. TECHNOLOGY TRANSFER; THIRD PARTY LICENSORS

6.1 Transfer of Materials. As soon as reasonably practicable following the Effective Date, Renovis will provide the Materials to Genentech, at no cost to Genentech. Genentech will use the Materials solely for the Collaboration. Genentech shall not sell, transfer, disclose or otherwise provide access to the Materials, any proprietary Renovis method or process embodied therein, or any material that could not have been made but for the foregoing, to any person or entity without the prior written consent of Renovis, except that Genentech may allow access to the Materials to its employees, agents, sublicensees, Affiliates or subcontractors for purposes consistent with this Agreement and to Third Party collaborators under a form of material transfer agreement consistent with the terms of this Agreement and in furtherance of the purposes hereof. Genentech will take reasonable steps to ensure that such employees, agents and permitted subcontractors will use the Materials in a manner that is consistent with the terms of this Agreement. Genentech understands that the Materials may have unpredictable and unknown biological and/or chemical properties, and that they are to be used with caution. Genentech will use the Materials in compliance with all applicable laws and regulations. For purposes of clarification, Genentech acknowledges and agrees that Renovis shall have the right to retain stocks of the Materials (a) for its own use outside the scope of this Agreement and/or (b) for its use in connection with research within the scope of this Agreement.

6.2 Transfer of Data. As soon as reasonably practicable following the Effective Date, Renovis will disclose to Genentech for use in connection with the Collaboration all chemical sequences, pre-clinical data and reports (e.g., PK, ADME, toxicology, etc.) on the Targets and the Compounds, to the extent applicable and in the Control of Renovis.

6.3 Existing License Agreements. Genentech shall comply with all applicable provisions of the Existing License Agreements. Genentech shall provide Renovis (and require its Affiliates and any direct or indirect sublicensees to provide to Genentech for provision to Renovis) with reasonable reports or information to assist Renovis in complying with Renovis’ obligations under the Existing License Agreements, including, but not limited to. progress reports necessary for Renovis to comply with its diligence reporting requirements, record keeping with respect to Genentech Products sold, provisions for patent infringement by Third Parties and patent marking requirements. Renovis shall be responsible for required communications with the Existing Licensors with respect to diligence obligations under the Existing License Agreements. Renovis shall not, without the prior written consent of Genentech, amend any Existing License Agreement in a manner that would diminish the rights granted to Genentech hereunder or otherwise be detrimental to Genentech.

7. LICENSE GRANTS

7.1 License Grants to Genentech.

(a) Research License. Subject to the terms of this Agreement and subject to the rights of the Existing Licensors and the other parties expressly named in the Existing License Agreements that are expressly reserved under the “Background” Section of the Oakland License and the Berkeley License, Sections 2, 4, 5.1, 13.5, 14.9 and 14.11 of the Oakland License, and Sections 3, 4.6, 7.2 and 7.3 of the Berkeley License, Renovis hereby grants to Genentech an exclusive, royalty-free, worldwide right and license, during the Term, with the right to sublicense in accordance with Section 7.1(c), under the Renovis Technology to conduct research on and with the Targets and Compounds, including, without limitation, to perform Genentech’s obligations under the Research Program. For the avoidance of doubt, this grant of rights and license under the Renovis Technology is exclusive to Genentech only with respect to the Targets and Compounds.

(b) Development and Commercialization License. Subject to the terms of this Agreement and subject to the rights of the Existing Licensors under the Existing License Agreements and the other parties expressly named in the Existing License Agreements that are expressly reserved as set forth in Section 7.1(a) above, Renovis hereby grants to Genentech an exclusive, royalty-bearing license, during the Term, with the right to sublicense in accordance with Section 7.1(c), under the Renovis Technology to make, have made, use, sell, offer for sale, have sold and import Genentech Products in the Genentech Field in the Territory. For the avoidance of doubt, this grant of rights and license under the Renovis Technology is exclusive to Genentech only with respect to the Targets and Compounds.

(c) Sublicensing. Genentech shall have the right, but not the obligation, to grant sublicenses under the licenses granted in Sections 7.1(a) and 7.1(b) to its Affiliates and Third Parties (including, without limitation, the right of those parties to grant further sublicenses); provided, however, that any such sublicense shall be subject to and in all material respects consistent with the material terms and conditions of this Agreement. Such sublicenses may only be granted to the extent that Genentech or the sublicensee deems that the sublicenses are reasonably needed for the development and commercialization of Collaboration Products and the maximization of sales. The sublicenses between Genentech and each permitted sublicensee (and each sublicensee of Genentech and its permitted further sublicensees) shall be subject to a written sublicense agreement and shall be consistent with and not in violation of this Agreement and all of the applicable terms, conditions, obligations, restrictions and other covenants of the Existing License Agreements that protect or benefit The Regents’ (and, if applicable, the U.S. Government’s and other sponsors’) rights and interests. Genentech and its Affiliates shall insure that each sublicense agreement and further sublicense agreement includes or requires: (i) appropriate audited and auditable reporting from each sublicensee and each sublicensee’s further sublicensees to establish all amounts owed under this Agreement; (ii) that each sublicense and each further sublicense include an indemnity of Genentech, indemnification procedures and insurance coverages that are comparable to those which Genentech provides to Renovis hereunder; (iii) that each sublicensee and further sublicensee provide Genentech with all necessary reports and documentation sufficient to permit Genentech to comply with the reporting obligations of this Agreement, including without limitation Section 6.3, Section 9.1 and the audit obligations set forth in Section 9.4 of this Agreement; (iv) only with respect to those agreements that sublicense a Patent licensed under the Berkeley License and solely as necessary to comply with Section 4.1(a) of the Berkeley License, a statement setting forth the date upon which Renovis’ exclusive rights, privileges and licenses under the Berkeley License will expire; (v) only with respect to those agreements that sublicense a Patent licensed under the Berkeley License and solely as necessary to comply with Section 4.1(b) of the Berkeley License, a statement that, to the extent applicable, the non-payment obligations of the Berkeley License will be binding upon the sublicensee, subject to Section 4.5 of the Berkeley License; and (vi) only with respect to those agreements that sublicense a Patent licensed under the Berkeley License and solely as necessary to comply with Section 4.1(c) of the Berkeley License, a statement that the payment obligations under such sublicense may be at higher rates than provided in the Berkeley License. A copy of the Existing License Agreements, with redactions approved by Renovis, shall be attached to each sublicense agreement. Within thirty (30) days of the effective date of each sublicense granted by Genentech or its Affiliates, Genentech shall provide Renovis with a copy of such sublicense, with redactions for provisions that do not pertain to the licensed rights granted hereunder. Within thirty (30) days of the effective date of each sublicense granted by Genentech’s or its Affiliates’ sublicensees to a further sublicensee, Genentech shall provide Renovis with notice of the identity of each further sublicensee, a summary of each such sublicense (such summary to include the scope and restrictions of the sublicensed rights, the term of the sublicensed rights, confirmation that the reporting, audit and indemnification obligations are consistent with the requirements of this Agreement, evidence that the definition of net sales in such sublicense is consistent with the definition of Net Sales provided in this Agreement and such additional assurances with respect to such sublicenses as are reasonably requested by Renovis. Genentech shall summarize and submit to Renovis appropriate audited and auditable reporting from each sublicensee and each sublicensee’s further sublicensees to establish all amounts owed under this Agreement and from which Renovis may determine all amounts owed to the Regents under the Existing License Agreements. Genentech and its Affiliates shall enforce all of the provisions set forth in this Section with respect to its sublicensees and shall require its sublicensees to enforce all of the provisions set forth in this Section with respect to their sublicensees. Notwithstanding anything in this Section 7.2(c) to the contrary, solely with respect to those Renovis Patents licensed to Renovis under the Oakland License (the “Oakland Patents”), Genentech shall only have the right to grant three (3) sublicenses under the Oakland Patents with respect to each Genentech Product. In addition, each such sublicense by Genentech shall limit the number of further sublicenses that can be granted under the Oakland Patents to three (3) additional sublicenses with respect to each Genentech Product. Except as explicitly provided for under this Section 7.2(c), no further sublicenses may be granted by Genentech or its Affiliates or sublicensees.

(d) Development Notifications. In the event that Renovis in good faith believes that Genentech is not meeting its development obligations as set forth in Section 3.2(a) and 3.2(e) with respect to a given Genentech Product or Compound, Renovis may provide Genentech with written notice thereof. Within sixty (60) days of such notice, Genentech shall do one of the following: (i) provide Renovis with reasonably satisfactory evidence that Genentech is meeting such obligations; (ii) provide Renovis with reasonably satisfactory evidence that Genentech has commenced activities sufficient to meet such obligations; or (iii) provide Renovis with reasonably satisfactory evidence that it is not commercially reasonable for Genentech to pursue development of the applicable Genentech Product or other Compound.

7.2 License Grants to Renovis.

(a) Research and Pre-clinical Development License. Subject to the terms of this Agreement, Genentech hereby: (i) grants to Renovis a non-exclusive, worldwide, royalty-free license in the Renovis Field during the Term, with the right to sublicense in accordance with Section 7.2(c), under the Genentech Patents to the extent such patents claim Genentech Inventions conceived and reduced to practice under the Research Program, to perform Renovis’ obligations under the Research Program and to perform the pre-clinical development of each Renovis Product; and (ii) grants back to Renovis a non-exclusive, worldwide, royalty-free license in the Renovis Field during the Term, with the right to sublicense in accordance with Section 7.2(c), under the rights licensed to Genentech under Section 7.1, solely as necessary to perform Renovis’ obligations under the Research Program and to perform the pre-clinical development of each Renovis Product.

(b) Development and Commercialization License for Renovis Products. Subject to the terms of this Agreement, upon the designation of a Renovis Product, Genentech shall:

(i) grant to Renovis an exclusive (except as set forth below), royalty-bearing license during the Term, with the right to sublicense through multiple tiers in accordance with Section 7.2(c), under the Genentech Patents to the extent such patents claim Genentech Inventions conceived and reduced to practice under the Research Program, to develop Renovis Products in accordance with the applicable JRC-approved Renovis Plan and to make, have made, use, sell, offer for sale, have sold and import such Renovis Product in the Renovis Field in the Territory; provided, however, that Renovis shall not have any right or license under this Section 7.2(b) with respect to any Genentech Patent that is not necessary to make, have made, use, sell, have sold, offer for sale or import the applicable Renovis Product; and

(ii) grant back to Renovis an exclusive (except as set forth below), royalty-free license during the Term, with the right to sublicense through multiple tiers in accordance with Section 7.2(c), under the Renovis Technology, to develop Renovis Products in accordance with the applicable JRC-approved Renovis Plan and to make, have made, use, sell, offer for sale, have sold and import such Renovis Product in the Renovis Field in the Territory.

Notwithstanding the foregoing, the licenses granted under this Section 7.2(b) shall terminate with respect to a Renovis Product upon the designation of such Renovis Product as a Genentech Product in accordance with Section 4.2. In addition, the exclusivity of the foregoing license shall be subject to Genentech’s retained rights under the Genentech Patents and the Renovis Technology to perform its manufacturing rights under any manufacturing agreement entered into by Renovis and Genentech in accordance with Section 5.4.

(c) Sublicensing. Renovis shall have the right, but not the obligation, to grant sublicenses under the licenses granted in Sections 7.2(a) and 7.2(b) to its Affiliates and Third Parties with the prior written consent of Genentech, not to be unreasonably withheld; provided, however, that any such sublicense approved by Genentech shall be subject to and in all material respects consistent with the material terms and conditions of this Agreement. Within sixty (60) days following execution of any sublicense, Renovis shall provide to Genentech a copy of all executed agreements in which Renovis’ rights under this Agreement are sublicensed. Genentech shall treat all such agreements as Renovis’ Confidential Information.

7.3 Retained Rights. Genentech hereby expressly reserves the right to practice, and to grant licenses under, the Genentech Patents for any and all purposes other than the purposes for which Renovis has been granted an exclusive license under Section 7.2. Renovis hereby expressly reserves the right to practice, and to grant licenses under, the Renovis Patents for any and all purposes other than the purposes for which Genentech has been granted an exclusive license under Section 7.1.

7.4 Additional Licenses. To the extent that Renovis may need additional Genentech licenses that are owned and Controlled by Genentech, necessary to develop or commercialize Renovis Products in the Renovis Field, Genentech agrees to negotiate in good faith to make such licenses available to Renovis on commercially reasonable terms to be negotiated.

7.5 No Implied Licenses. No right or license under any intellectual property rights of either Party is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.

7.6 Third Party Agreements. With respect to any Renovis Technology licensed to Genentech hereunder that is Controlled by Renovis by virtue of the Existing License Agreements, Renovis shall not intentionally commit any acts or omissions that would be likely to or do in fact constitute or cause a material breach of any Existing License Agreement, such that an Existing Licensor would be entitled to terminate such agreement or amend it in any way that would adversely affect a license or other rights granted to Genentech under this Agreement. In addition, without the prior written consent of Genentech, Renovis shall not exercise any rights it may have with respect to the Existing Agreements, or waive any of its rights under or amend the Existing Agreements, in any way that would adversely affect a license or other rights granted to Genentech under this Agreement.

8. FEES AND PAYMENTS

8.1 Upfront Fee. Genentech shall pay to Renovis a one-time, non-refundable license and technology access fee (the “Upfront Fee”) of seven million five hundred thousand dollars ($7,500,000) in connection with Genentech’s exclusive rights under Section 7.1(a) to research and develop the Receptor Targets and Ligand Products.

(a) Five million two hundred fifty thousand dollars ($5,250,000) of the Upfront Fee shall be paid to Renovis by wire transfer within thirty (30) days of the Effective Date in accordance with Section 9.2.

(b) The balance of the Upfront Fee (two million two hundred fifty thousand ($2,250,000)) shall be paid to Renovis as part of a three million dollar ($3,000,000) equity purchase by Genentech of Renovis $0.001 par value common stock (the “Common Stock”) or preferred stock (the “Preferred Stock”) as described below (in either case, the “Genentech Shares”), which shall occur on the earlier of: (i) the closing date of the purchase by the public of shares of Common Stock of Renovis pursuant to the Company’s S-1 Registration Statement, filed on October 17, 2003 (the “Registration Statement”), which shall have been declared effective by the Securities and Exchange Commission (“SEC”) on or prior to such closing date, or (ii) in the event that the Registration Statement has not been declared effective by the SEC prior to June 30, 2004, then the closing date shall be June 30, 2004.

(c) Genentech’s purchase of Renovis Common Stock pursuant to Section 8.1(b) above shall be made based upon the following terms:

(i) Any Genentech Shares shall be “restricted shares”, as defined under the Securities Act of 1933, as amended (the “Securities Act”), and thus shall not be sold except in compliance with Rule 144 as promulgated under the Securities Act or unless subsequently registered by Renovis, as provided for below.

(ii) The purchase price for the Genentech Shares shall be determined as follows: (A) in the case of a Common Stock purchase concurrent with the sale of shares of Common Stock to the public pursuant to the Registration Statement (an “IPO Private Placement”), the price per share will be equal to the price per share paid by public stockholders, without taking into account any underwriter discount or commission; or (B) in the case that the Registration Statement has not been declared effective by the SEC prior to June 30, 2004, the Genentech Shares shall be Preferred Stock (a “Preferred Stock Investment”) on the terms described below, and the price per share shall be equal to the quotient obtained by dividing the Renovis Valuation (as defined below) by the number of fully diluted shares of Common Stock then outstanding, assuming conversion of all outstanding preferred stock at their then applicable conversion prices and the exercise of all outstanding warrants and options at their then applicable exercise prices. The “Renovis Valuation” shall mean [*]; provided, however, that if Renovis issues Preferred Stock prior to June 30, 2004 in a transaction with the primary purpose to raise capital to fund Renovis’ operations (a “Renovis Financing”), then the Renovis Valuation shall be equal to the valuation in such Renovis Financing. [*]

(iii) If Renovis completes a Renovis Financing, the rights, privileges and preferences of the Preferred Stock issued to Genentech shall be pari passu to those of the Preferred Stock issued in such Renovis Financing. If Renovis does not complete a Renovis Financing, the rights, privileges and preferences of the Preferred Stock issued to Genentech shall be [*].

(iv) In the event of the IPO Private Placement, Renovis shall deliver a certificate at the closing in which it confirms certain representations and warranties with respect to the sale of the Genentech Shares in an IPO Private Placement, including, but not limited to, representations as to organization and good standing under the laws of the State of Delaware, the due authorization of the issuance of the Genentech Shares, the effectiveness of the Registration Statement, the issuance of the Genentech Shares in compliance with the Securities Act, and the authorization of the transaction by the board of directors of Renovis. Genentech shall deliver a certificate at the closing in which it confirms certain representations and warranties with respect to its purchase of the Genentech Shares such that Latham & Watkins LLP, counsel to Renovis is reasonably satisfied that Genentech’s purchase will satisfy the requirements of Regulation D under the Securities Act. With respect to a sale of Genentech Shares in a Preferred Stock Investment, Renovis will use its best efforts to add Genentech to its Amended and Restated Voting Agreement, dated as of August 7, 2003, as amended from time to time, and its Right of First Refusal and Co-Sale Agreement dated as of August 7, 2003, as amended from time to time.

(v) In connection with a sale of the Genentech Shares, whether an IPO Private Placement or a Preferred Stock Investment, Latham & Watkins LLP shall render an opinion to Genentech in a form customary in similar stock purchase transactions and Renovis shall use its best efforts to add Genentech as a party to its Amended and Restated Investor Rights Agreement dated as of August 7, 2003, as amended from time to time.

(vi) In the event Genentech purchases Preferred Stock prior to or on June 30, 2004 pursuant to this Section 8.1, if Renovis completes another Renovis Financing within [*] of Genentech’s purchase of Preferred Stock, Renovis hereby agrees that it will only issue Preferred Stock in such Renovis Financing with rights, privileges and preferences that are pari passu or inferior to those of Genentech. If any Preferred Stock issued in such Renovis Financing has rights, privileges and preferences that are superior to those of Genentech, Renovis shall also provide those rights, privileges and preferences to the Genentech Shares.

8.2 Development Product Milestone Payments. Within thirty (30) days after achievement by Genentech or its Affiliates or sublicensees of each of the following milestone events set forth below with respect to each Development Product, Genentech shall pay Renovis the following non-refundable milestone payments (each, a “Genentech Milestone Payment”); provided, that the achievement of any milestone event by a Second Generation Product shall not be subject to the applicable Genentech Milestone Payment if that payment has already been paid with respect to a Development Product directed at that same Target:

Milestone Event for Development Products	Payment Amount

Acceptance by FDA (or a Regulatory Authority in another Major Market) of first IND for each Development Product	$[*]

Enrollment of the first patient in the first Phase II Clinical Trials for each Development Product	$[*]

Enrollment of the first patient in Phase III Clinical Trials intending to support an NDA filing with the FDA for the first [*] Indications for each Development Product	$[*]

Each NDA filed with and accepted for review by the FDA for the first [*] Indications for each Development Product	$[*]

First Commercial Sale of each Development Product following Regulatory Approval for the [*] Indication in the United States, and in the case of the [*] Indications, upon Regulatory Approval in the United States for such [*] Indications	$[*]

First Commercial Sale of each Development Product following Regulatory Approval for the [*] Indication in Europe, and in the case of the [*] Indications, upon Regulatory Approval in Europe for such [*] Indications	$[*]

First Commercial Sale of each Development Product following Regulatory Approval for the [*] Indication in Japan, and in the case of the [*] Indications, upon Regulatory Approval in Japan for such second and third Indications	$[*]

8.3 Genentech Research Tool Product Milestone Payments. Within thirty (30) days after achievement by Genentech or its Affiliates or sublicensees of each of the following milestone events set forth below with respect to each Genentech Research Tool Product, Genentech shall pay Renovis the following non-refundable milestone payments (each, a “Genentech Research Tool Milestone Payment”); provided, that the achievement of any milestone event by a Second Generation Product shall not be subject to the applicable Genentech Research Tool Milestone Payment if that payment has already been paid with respect to a Genentech Research Tool Product directed at that same Target:

Milestone Event for Genentech Research Tool Products	Payment Amount

Acceptance by FDA (or a Regulatory Authority in another Major Market) of first IND for each Genentech Research Tool Product	$[*]

Enrollment of the first patient in the first Phase II Clinical Trials for each Genentech Research Tool Product	$[*]

Enrollment of the first patient in Phase III Clinical Trials intending to support an NDA filing with the FDA for the first [*] Indications for each Genentech Research Tool Product	$[*]

Each NDA filed with and accepted for review by the FDA for the first [*] Indications for each Genentech Research Tool Product	$[*]

First Commercial Sale of each Genentech Research Tool Product following Regulatory Approval for the [*] Indication in the United States, and in the case of the [*] Indications, upon Regulatory Approval in the United States for such [*] Indications	$[*]

First Commercial Sale of each Genentech Research Tool Product following Regulatory Approval for the [*] Indication in Europe, and in the case of the [*] Indications, upon Regulatory Approval in Europe for such [*] Indications	$[*]

First Commercial Sale of each Genentech Research Tool Product following Regulatory Approval for the [*] Indication in Japan, and in the case of the [*] Indications, upon Regulatory Approval in Japan for such [*] Indications	$[*]

8.4 Optioned Product Milestone Payments. Solely with respect to events occurring after IND Opt-in on a given Renovis Product, Genentech shall pay Renovis the following non-refundable payments within thirty (30) days after achievement by Genentech or its Affiliates or sublicensees of each of the following milestone events set forth below with respect to that Optioned Product (each payment, an “Optioned Product Milestone Payment”); provided, that the achievement of any milestone event by a Second Generation Product shall not be subject to the applicable Optioned Product Milestone Payment if that payment has already been paid with respect to an Optioned Product directed at that same Target:

Milestone Event for Optioned Products	Payment Amount

Enrollment of the first patient in Phase III Clinical Trials intending to support an NDA filing with the FDA for the first three (3) Indications for each Optioned Product	$[*]

First NDA filed with and accepted by the FDA for the first three (3) Indications for each Optioned Product	$[*]

First Commercial Sale of each Optioned Product following Regulatory Approval for the [*] Indication in the United States, and in the case of the [*] Indications, upon Regulatory Approval in the United States for such [*] Indications	$[*]

First Commercial Sale of each Optioned Product following Regulatory Approval for the[*] Indication in Europe, and in the case of the [*] Indications, upon Regulatory Approval in Europe for such [*] Indications	$[*]

First Commercial Sale of each Optioned Product following Regulatory Approval for the [*] Indication in Japan, and in the case of the [*] Indications, upon Regulatory Approval in Japan for such [*] Indications	$[*]

8.5 Renovis Target Modulator Product Milestone Payments. Within thirty (30) days after achievement by Renovis or its Affiliates or sublicensees of each of the following milestone events set forth below with respect to each Renovis Target Modulator Product, Renovis shall pay Genentech the following non-refundable milestone payments (each, a “Renovis Milestone Payment”) provided, that the achievement of any milestone event by a Second Generation Product shall not be subject to the applicable Renovis Milestone Payment if that payment has already been paid with respect to a Renovis Target Modulator Product directed at that same Target:

Milestone Event for Renovis Target Modulator Products	Payment Amount

Enrollment of the first patient in Phase III Clinical Trials intending to support an NDA filing with the FDA for the first [*] Indications for that Renovis Target Modulator Product	$[*]

First NDA filed with and accepted by the FDA for the first [*] Indications for each Renovis Target Modulator Product	$[*]

First Commercial Sale of each Renovis Target Modulator Product for the first Indication following Regulatory Approval in the United States, and in the case of the [*] Indications, upon Regulatory Approval in the United States for such [*] Indications	$[*]

First Commercial Sale of each Renovis Target Modulator Product for the first Indication following Regulatory Approval in Europe, and in the case of the [*] Indications, upon Regulatory Approval in Europe for such [*] Indications	$[*]

First Commercial Sale of each Renovis Target Modulator Product for the [*] Indication following Regulatory Approval in Japan, and in the case of the [*] Indications, upon Regulatory Approval in Japan for such [*] Indications	$[*]

8.6 IND Opt-in Payments. Within thirty (30) days of Genentech exercising an IND Opt-in in accordance with Section 4.2, Genentech shall pay to Renovis a one-time, non-refundable opt-in fee (each, an “IND Opt-in Fee”) of either (i) [*] dollars ($[*]) for each Optioned Product that was a Renovis Soluble Receptor Product or (ii) [*] dollars ($[*]) for each Optioned Product that was a Renovis Target Modulator Product. In addition to the IND Opt-in Fee, within thirty (30) days after Renovis submits an invoice with supporting documentation describing in reasonable detail all Renovis Expenses, Genentech shall reimburse Renovis for [*] percent ([*]%) of such Renovis Expenses.

8.7 Royalties Payable by Genentech.

(a) Royalty Payments on Genentech Soluble Receptor Products. Genentech shall pay to Renovis the following royalties on worldwide Net Sales of each Genentech Soluble Receptor Product (and/or Global Genentech Soluble Receptor Product and/or a Know-how Soluble Receptor Product, as the case requires) sold, calculated on a Genentech Product-by-Genentech Product basis and on a country-by-country basis, commencing with the First Commercial Sale of a each Genentech Product in the Territory:

(i) [* percent ([*]%) of that portion of worldwide annual Net Sales of a Genentech Soluble Receptor Product sold in all Licensed Countries that is less than or equal to [*] dollars ($[*]);

(ii) [*] percent ([*]%) of that portion of worldwide annual Net Sales of a Genentech Soluble Receptor Product sold in all Licensed Countries that is in excess of [*] dollars ($[*]);

(iii) [*] percent ([*]%) of that portion of worldwide annual Net Sales of a Global Genentech Soluble Receptor Product sold in all Know-how Countries that is less than or equal to [*] dollars ($[*]);

(iv) [*] percent ([*]%) of that portion of worldwide annual Net Sales of a Global Genentech Soluble Receptor Product sold in all Know-how Countries that is in excess of [*] dollars ($[*]);

(v) [*] percent ([*]%) of worldwide annual Net Sales of a Know-how Soluble Receptor Product sold in all countries in the Territory.

(b) Royalty Payments on Genentech Target Modulator Products. Genentech shall pay to Renovis the following royalties on worldwide Net Sales of each Genentech Target Modulator Product (and/or Global Genentech Target Modulator Product and/or Know-how Target Modulator Product, as the case requires) sold in all countries, calculated on a Genentech Product-by-Genentech Product basis and on a country-by-country basis, commencing with the First Commercial Sale of each Genentech Product in the Territory:

(i) [*] percent ([*]%) of that portion of worldwide annual Net Sales of a Genentech Target Modulator Product sold in all Licensed Countries that is less than or equal to [*] dollars ($[*]);

(ii) [*] percent ([*]%) of that portion of worldwide annual Net Sales of a Genentech Target Modulator Product sold in all Licensed Countries that is in excess of [*] dollars ($[*]);

(iii) [*] percent ([*]%) of that portion of worldwide annual Net Sales of a Global Genentech Target Modulator Product sold in all Know-how Countries that is less than or equal to [*] dollars ($[*]);

(iv) [*] percent ([*]%) of that portion of worldwide annual Net Sales of a Global Genentech Target Modulator Product sold in all Know-how Countries that is in excess of [*] dollars ($[*]);

(v) [*] percent ([*]%) of worldwide annual Net Sales of a Know-how Target Modulator Product sold in all countries in the Territory.

(c) Royalty Payments on Optioned Soluble Receptor Products. Genentech shall pay to Renovis the following royalties on worldwide Net Sales of each Optioned Soluble Receptor Product sold in all countries, calculated on a Optioned Soluble Receptor Product-by-Optioned Soluble Receptor Product basis and on a country-by-country basis, commencing with the First Commercial Sale of a Optioned Soluble Receptor Product in the Territory:

(i) [*] percent ([*]%) of that portion of worldwide annual Net Sales of a Optioned Soluble Receptor Product sold in all Licensed Countries that is less than or equal to [*] dollars ($[*]);

(ii) [*] percent ([*]%) of that portion of worldwide annual Net Sales of an Optioned Soluble Receptor Product sold in all Licensed Countries that is in excess of [*] dollars ($[*]);

(iii) [*] percent ([*]%) of that portion of worldwide annual Net Sales of a Optioned Soluble Receptor Product sold in all Know-how Countries that is less than or equal to [*] dollars ($[*]);

(iv) [*] percent ([*]%) of that portion of worldwide annual Net Sales of an Optioned Soluble Receptor Product sold in all Know-how Countries that is in excess of [*] dollars ($[*]).

(d) Royalty Payments on Optioned Target Modulator Products. Genentech shall pay to Renovis the following royalties on worldwide Net Sales of each Optioned Target Modulator Product sold in all countries, calculated on a Optioned Target Modulator Product-by-Optioned Target Modulator Product basis and on a country-by-country basis, commencing with the First Commercial Sale of a Optioned Target Modulator Product in the Territory:

(i) [*] percent ([*]%) of that portion of worldwide annual Net Sales of a Optioned Target Modulator Product sold in all Licensed Countries that is less than or equal to [*] dollars ($[*]);

(ii) [*] percent ([*]%) of that portion of worldwide annual Net Sales of an Optioned Target Modulator Product sold in all Licensed Countries that is in excess of [*] dollars ($[*]);

(iii) [*] percent ([*]%) of that portion of worldwide annual Net Sales of a Optioned Target Modulator Product sold in all Know-how Countries that is less than or equal to [*] dollars ($[*]);

(iv) [*] percent ([*]%) of that portion of worldwide annual Net Sales of an Optioned Target Modulator Product sold in all Know-how Countries that is in excess of [*] dollars ($[*]).

(e) Royalty Payments on Genentech Research Tool Products. Genentech shall pay to Renovis a [*] percent ([*]%) royalty on worldwide Net Sales of each Genentech Research Tool Product sold in all countries in the Territory, calculated on a Genentech Research Tool Product-by-Genentech Research Tool Product basis and on a country-by-country basis, commencing with the First Commercial Sale of a Genentech Research Tool Product in the Territory. Notwithstanding any provision to the contrary, the royalty payable under this Section 8.7(e) shall not be reduced by any mechanism set forth in this Agreement.

(f) Offset for Third Party Royalties. If Genentech or its sublicensees is required to pay a royalty to a Third Party as a result of the manufacture, use, sale, distribution, importation, or other exploitation of a Genentech Product for a license or other authorization under a Necessary Patent, then Genentech shall be entitled to offset fifty percent (50%) of such royalty against any royalty payable to Renovis under this Section 8.7 for such Genentech Product. Subject to Subsection (g) below, no royalty payable to Renovis under this Section 8.7 shall be reduced by more than fifty percent (50%) by the provisions of this Subsection (f). Notwithstanding the foregoing, except as set forth in Subsection (g) below:

(i) no royalty payable to Renovis under Sections 8.7(a)(i), 8.7(a)(ii), 8.7(b)(i), 8.7(b)(ii), 8.7(c)(i), 8.7(c)(ii), 8.7(d)(i) and 8.7(d)(ii) shall be reduced to less than [*] percent ([*]%) by the provisions of this Subsection (f), regardless of the amount of royalties paid by Genentech to Third Parties under Necessary Patents; and

(ii) no royalty payable to Renovis under Sections 8.7(a)(iii), 8.7(a)(iv), 8.7(b)(iii), 8.7(b)(iv), 8.7(b)(v), 8.7(c)(iii), 8.7(c)(iv), 8.7(d)(iii) and 8.7(d)(iv) shall be reduced to less than [*] percent ([*]%) by the provisions of this Subsection (f), regardless of the amount of royalties paid by Genentech to Third Parties under Necessary Patents.

(g) Royalty Payment Reductions. Each of the following royalty reduction mechanisms shall apply to each Genentech Product for which the applicable circumstances are met:

(i) Genentech’s total royalty obligation to Renovis with respect to a Genentech Target Modulator Product previously covered by Valid Claims in the Renovis Patents or the Joint Patents that have since expired shall be reduced by an amount equal to fifty percent (50%) of the applicable royalty due on such Genentech Target Modulator Product in each country in which a Competing Product to that Genentech Target Modulator Product is sold. For the avoidance of doubt, each of the royalty reduction mechanisms set forth in this Subsection (g)(i) shall operate independently of Subsection (f) above, and one or more may apply to a Genentech Product. In the event that both this Subsection (g)(i) and Subsection (f) apply to a Genentech Target Modulator Product, the reduction of this Subsection (g)(i) shall be applied first to the applicable royalty due, and then the mechanism of Subsection (f) shall be applied to the remaining royalty due; provided, however, that in such event that both this Subsection (g)(i) and Subsection (f) apply to a Genentech Target Modulator Product, (i) the maximum royalty discount of fifty percent (50%) set forth in Subsection (f) shall not apply to the applicable royalty due on the Genentech Target Modulator Product and (ii) the royalty floor of Subsection (f)(i) shall be reduced from [*] percent ([*]%) to [*] percent ([*]%);

(ii) Genentech’s total royalty obligation to Renovis under Sections 8.7(a)(iii) and 8.7(a)(iv) with respect to a given Global Genentech Soluble Receptor Product shall be reduced to [*] percent ([*]%) in each country or territory in which a Competing Product to that Global Genentech Soluble Receptor Product is sold;

(iii) Genentech’s total royalty obligation to Renovis under Sections 8.7(b)(iii) with respect to a given Global Genentech Target Modulator Product shall be reduced to [*] percent ([*]%) in each country or territory in which a Competing Product to that Global Genentech Target Modulator Product is sold;

(iv) Genentech’s total royalty obligation to Renovis under Sections 8.7(c)(iii) and 8.7(c)(iv) with respect to a given Optioned Soluble Receptor Product shall be reduced to [*] percent ([*]%) in each country or territory in which a Competing Product to that Optioned Soluble Receptor Product is sold; and

(v) Genentech’s total royalty obligation to Renovis under Sections 8.7(d)(iii) and 8.7(d)(iv) with respect to a given Optioned Target Modulator Product shall be reduced to [*] percent ([*]%) in each country or territory in which a Competing Product to that Optioned Target Modulator Product is sold.

(h) Know-how Royalty Floor. For the avoidance of doubt, and notwithstanding any other provision of this Agreement to the contrary, in no event shall the royalty due with respect to a Know-how Product be reduced below [*] percent ([*]%).

(i) Royalty Term. Royalties for sales of each Genentech Product in a country shall be paid for a period equal to the Royalty Term for such Genentech Product in such country. Upon expiration of the Royalty Term for a Genentech Product in a country, Genentech shall have a fully-paid, royalty free, non-exclusive, perpetual license under the Renovis Technology to make, have made, use, sell, offer for sale and import such Genentech Product in the Genentech Field in such country.

8.8 Royalties Payable by Renovis.

(a) Royalty Payments on Renovis Soluble Receptor Products. Renovis shall pay to Genentech the following royalties on worldwide Net Sales of each Renovis Soluble Receptor Product, calculated on a Renovis Soluble Receptor Product-by-Renovis Soluble Receptor Product and country-by-country basis, commencing with the First Commercial Sale of a Renovis Soluble Receptor Product in the Territory:

(i) [*] percent ([*]%) of that portion of worldwide annual Net Sales of a Renovis Soluble Receptor Product that is less than or equal to [*] dollars ($[*]);

(ii) [*] percent ([*]%) of that portion of worldwide annual Net Sales of a Renovis Soluble Receptor Product that is in excess of [*] dollars ($[*]).

(b) Royalty Payments on Renovis Target Modulator Products. Renovis shall pay to Genentech the following royalties on worldwide Net Sales of each Renovis Target Modulator Product, calculated on a Renovis Target Modulator Product-by-Renovis Target Modulator Product and country-by-country basis, commencing with the First Commercial Sale of a Renovis Target Modulator Product in the Territory:

(i) [*] percent ([*]%) of that portion of worldwide annual Net Sales of a Renovis Target Modulator Product that is less than or equal to [*] dollars ($[*]);

(ii) [*] percent ([*]%) of that portion of worldwide annual Net Sales of a Renovis Target Modulator Product that is in excess of [*] dollars ($[*]).

(c) Royalty Payment Reductions. If Renovis or its Affiliates or sublicensees is required to pay a royalty to a Third Party as a result of the manufacture, use, sale, distribution, importation, or other exploitation of a Renovis Product for a license or other authorization under a Necessary Patent, Renovis may deduct fifty percent (50%) of the amount of any royalty payments made to such Third Party(ies) for such license(s) from the royalties payable hereunder with respect to such Renovis Product; provided that under no circumstances shall a royalty payable to Genentech under this Section 8.8 be reduced by more than fifty percent (50%) and provided further than no royalty payable to Genentech under this Section 8.8 shall be reduced to less than [*] percent ([*]%), regardless of the amount of royalties paid by Renovis to Third Parties with respect to the Renovis Products.

(d) Royalty Term. Royalties for sales of each Renovis Product in a given country shall be paid for a period equal to the Royalty Term for such Renovis Product in such country. Upon expiration of the Royalty Term for a Renovis Product in a country, Renovis shall have a fully-paid, royalty free, non-exclusive, perpetual license under the Genentech Patents to make, have made, use, sell, offer for sale and import such Renovis Product in the Renovis Field in such country.

8.9 No Credits. The Parties agree and understand that the Upfront Fee, any IND Opt-in Fees and all Milestone Payments due hereunder are in addition to, and shall not be creditable against, any royalty payments due hereunder.

8.10 Payments to Existing Licensors. Renovis will bear all costs that may become due under the Existing License Agreements as a result of the transactions and activities contemplated by this Agreement, including but not limited to license fees, milestone payments and royalty payments required thereunder.

8.11 U.S. Government. To the extent required under the Oakland License and the license to the United States Government referred to in Paragraph F of the Background section of the Oakland License (“Paragraph F”), no royalties may be collected or paid on any Collaboration Product that is, or the manufacture or use of which is, covered by a Valid Claim under those Renovis Patents (or a pending patent application within those Renovis Patents, which claim has not been abandoned or finally rejected by the United States Patent and Trademark Office, or any analogous foreign administrative entity, in a decision that can no longer be appealed or otherwise challenged) specified in Paragraph F in the country in which such product is made, used, sold, offered for sale or imported sold to the account of the United States Government, or any agency thereof. For purposes of clarification, to the extent that a Party’s sales of such Collaboration Products to the United States Government, or any agency thereof, are at a price less than or equal to the price paid by that Party’s most favored customers minus that Party’s royalty obligations under this Agreement, such sales will be exempt from the royalty obligations under this Agreement; provided, however, that to the extent that Party’s sales of such Collaboration Product to the United States Government, or any agency thereof, are at a price greater than the price paid by that Party’s most favored customer minus that Party’s royalty obligations under this Agreement, such sales will be subject to all royalty obligations under this Agreement.

9. PAYMENTS; RECORDS; AUDITS

9.1 Payment; Reports. Royalty payments and reports for the sale of Collaboration Products shall be estimated and reported for each of the first three (3) calendar quarters of each year and reconciled following the last quarter of each year. All estimated and reconciled royalty payments due to a Party under this Agreement shall be paid within sixty (60) days of the end of the applicable calendar quarter. Each payment of royalties shall be accompanied by a report of Net Sales of the relevant Collaboration Products in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including, without limitation, the number of each Collaboration Product sold, the gross sales and Net Sales of each Collaboration Product in United States dollars, the royalties payable, the exchange rates used and any other information necessary to determine the appropriate amount of royalties due. To the extent annual reconciliation results require a reimbursement by one Party to the other Party, such Party will remit such amounts within thirty (30) days of receipt of the report detailing such reconciliation. Each Party will keep complete and accurate records pertaining to the development of Collaboration Products and the sale or other disposition of Collaboration Products in sufficient detail to permit the other Party to confirm the accuracy of all payments due hereunder. Such records shall be retained for at least four (4) years. In addition, Genentech shall require all of its Affiliates and sublicensees to submit to Genentech reports of Net Sales of the relevant Collaboration Products made by such Affiliates and sublicensees (and any of their Affiliates and sublicensees, if applicable) in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including, without limitation, the number of each

Collaboration Product sold, the gross sales and Net Sales of each Collaboration Product in United States dollars, the royalties payable, the exchange rates used and any other information necessary to determine the appropriate amount of royalties due. Genentech shall include summaries of such reports from its Affiliates and sublicensees in all reports delivered to Renovis under this Section 9.1. Genentech shall make such reports from its Affiliates and sublicensees available to Renovis in accordance with the provisions of Section 9.4 below.

9.2 Exchange Rate; Manner and Place of Payment. All payments hereunder shall be payable in United States dollars. With respect to each quarter, for countries other than the United States, whenever conversion of Net Sales from any foreign currency shall be required, such conversion shall be made using the average exchange rate in effect on the last day of business for a given calendar quarter in which the Net Sales are made, as published by Reuters. All payments owed under this Agreement shall be made by wire transfer to a bank and account designated in writing by the Party entitled to receive such payment, unless otherwise specified by such Party.

9.3 Late Payments. In the event that any payment, including but not limited to royalties, Milestone Payments and the Upfront Fee, due hereunder is not made when due, the payment shall accrue interest from the date due at the prime rate plus one (1) percentage point, as published in the Federal Reserve Bulletin H.15 or successor thereto; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate allowed by law. The payment of such interest shall not limit a Party from exercising any other rights it may have as a consequence of the lateness of any payment.

9.4 Records and Audits. On sixty (60) days prior written notice and no more than once per calendar year, Renovis and the Existing Licensors, if applicable, on the one hand, acting collectively, and Genentech, on the other hand, shall have the right to have an internationally recognized independent certified public accountant reasonably acceptable to the other Party inspect the books and records of such other Party (as well as certified records of Net Sales made by its Affiliates and direct or indirect sublicensees), during usual business hours for the sole purpose of verifying the completeness and accuracy of the reports delivered and payments made under this Agreement. Such examination with respect to any fiscal year shall not take place later than [*] years following the end of such fiscal year, and no fiscal year may be audited more than once. The accountant shall inform the auditing Party (and, if Renovis is the auditing Party, the Existing Licensors, if applicable) only if there has been an underpayment or an overpayment, and if so, the amount thereof and whether the books and records have been kept in a manner consistent with good accounting practices. The expense of any such inspection shall be borne by the auditing Party; provided, however, that, if the inspection discloses an underpayment in excess of five percent (5%) (in aggregate or for any twelve (12) month period), then the audited Party shall pay the out-of-pocket costs of such audit. The audited Party will promptly remit to the auditing Party the amount of any underpayments revealed by such audit, plus interest. In the event that The Regents wishes to inspect the books and records of Genentech, its Affiliates and their sublicensees and further sublicensees per Section 16.2 of the Oakland License, Genentech shall be responsible for gathering and making available all applicable books and records of its Affiliates, their sublicensees and further sublicensees, if any.

9.5 Withholding of Taxes. Any withholding of taxes levied by tax authorities outside the United States on the payments hereunder shall be borne by the Party receiving such payment and deducted by the Party making such payment from the sums otherwise payable by it hereunder for payment to the proper tax authorities. The Parties agree to cooperate with each other, in the event a Party claims exemption from such withholding or seeks deductions under any double taxation or other similar treaty or agreement from time to time in force, such cooperation to consist of providing receipts of payment of such withheld tax or other documents reasonably available.

9.6 Exchange and Royalty Rate Controls. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country where any Collaboration Product is sold, payment shall be made through such lawful means or methods as the paying Party may determine. When in any country the law or regulations prohibit both the transmittal and deposit of royalties on sales in such a country, royalty payments shall be suspended for as long as such prohibition is in effect, and as soon as such prohibition ceases to be in effect, all royalties that would have been obligated to be transmitted or deposited, but for the prohibition, shall forthwith be deposited or transmitted promptly to the extent allowable, as the case may be. If any royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

9.7 Net Sales.

(a) For purposes of this Agreement, “Net Sales” shall mean, with respect to a given period of time, the gross amount invoiced or otherwise charged (whether consisting of cash or any other forms of consideration) by a Party or its Affiliates, Joint Ventures, Development Partners and sublicensees for Final Sales of Collaboration Products during such period, less a provision for the following deductions from such gross amounts as allocable to such Collaboration Products (if not previously deducted from the gross amount invoiced) to the extent estimated, actually incurred, allowed or taken:

(i) credits or allowances given or made for damaged Collaboration Products, as applicable, returns or rejections of or uncollectible amounts on Collaboration Products, as applicable, price adjustments, billing errors and retroactive price reductions;

(ii) governmental and other rebates (or equivalents thereof) granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), federal, state/provincial, local and other governments, their agencies and purchasers and reimbursers or to trade customers (including rebates similar to Medicare and/or Medicaid);

(iii) normal and customary trade, cash and quantity discounts, rebates, allowances and credits allowed or paid;

(iv) commissions relating to import or transportation of Collaboration Products paid to Third Party distributors, brokers or agents (excluding sales personnel, sales representatives and sales agents that are employees or consultants of a Party or its Affiliates or sublicensees) in countries outside the United States in which such commissions are paid by deducting such commissions from the gross sales invoiced for sales to such Third Parties;

(v) reasonable credits for allowances given or made for wastage replacement, and for indigent patient and other similar sales programs;

(vi) transportation costs, including insurance, for outbound freight related to delivery of the product, all to the extent included in the Third Party invoice; and

(vii) sales taxes, duties, value added taxes (but only to the extent such value added tax is actually incurred by, and is not reimbursable, refundable or creditable), tariffs and other taxes directly linked to the sales or import of the product that are non-refundable, all to the extent included in the Third Party invoice.

Consideration for sales of Collaboration Products for other than cash shall be valued at fair market value at the time of the Final Sale. Retroactive price reductions, adjustments and rebates may be deducted only so long as they are granted on a basis that does not discriminate inequitably between Collaboration Products and any other products that may be sold to the same customers.

(b) For purposes of this Section 9.7 only, the following terms shall carry the following defined terms:

(i) “Final Sale” shall mean any arms length sale or similar transfer, lease, exchange, disposition or provision of a particular Collaboration Product to any Third Party purchaser or acquirer or other recipient of that Collaboration Product (other than an Affiliate, Joint Venture, Development Partner or sublicensee, unless such is an end user of such Product). Collaboration Products used solely in clinical trials and in Expanded Access and Compassionate Use programs operated in accordance with FDA regulations, as well as a reasonable quantity of Collaboration Products used as marketing samples to develop or promote the Collaboration Products shall not be included as sold under the definition of Net Sales. A “Final Sale” shall be deemed to have occurred upon the GAAP revenue recognition by a Party and its Affiliates, Joint Venture, Development Partner or sublicensees for such shipment.

(ii) In the event a Collaboration Product is sold as a Combination Product, then Net Sales shall be calculated by multiplying the Net Sales of that Combination Product by the fraction A/(A+B), where, for the Combination Product: (i) “A” is the gross selling price(s) of the Collaboration Product(s) in such Combination Product when sold separately; and (ii) “B” is the gross selling price(s) of the Product Component(s) in such Combination Product when sold separately. If the Product Component(s) in the Combination Product are not sold separately, then such fraction shall be A/C, where “A” is as above, and C is the average gross selling price of the Combination Product. If neither the Collaboration Product(s) nor the Product Component(s) in the Combination Product are sold separately, then such fraction shall be a fraction reasonably reflecting the relative value contributed by the

Licensed Product(s) to the total value of the Combination Product, with such fraction to be established by mutual agreement of the Parties based on good faith, reasonable negotiation; provided, however, that in the event that if the Parties cannot reach agreement, then such fraction shall be D/(D+E), where D is the fully allocated cost of the Collaboration Product(s) and E is the fully allocated cost of the Product Component(s) in the Combination Product.

(iii) “Combination Product” means a product that contains or uses a Collaboration Product and at least one other Product Component, or a Collaboration Product sold in combination with a Product Component.

(iv) “Product Component” means one or more product(s) that: (i) is not itself a Collaboration Product; (ii) when combined with a Collaboration Product, the market value of such combined product is materially higher than the market value for such Collaboration Product (if sold separately) as a result of such combined product containing or using such Product Component, (iii) is a specialized separate functional device, active ingredient, or delivery mechanism, and (iv) is covered by a Party’s or a Third Party’s patent rights. For clarity, the term “Product Component” shall not include excipients, buffers or other similar substances that are typically formulated with the drug product contained in the Collaboration Product to form the final Collaboration Product for sale, nor standard, off-the-shelf components or delivery devices such as syringes, but may include specialized drug delivery devices, other active drug substances, or other proprietary materials intended to deliver the drug contained in the Combination Product. For clarity, a Combination Product is deemed a Collaboration Product in its entirety.

(v) Solely for the purpose of calculating and reporting Net Sales and royalties, the term “Affiliate” shall mean any corporation or other business entity: (i) with respect to which a Party owns or controls, directly or indirectly, at least fifty percent (50%) of the outstanding stock, voting rights or equivalent ownership interests, or with respect to which the Party otherwise has the right or power to appoint the governing authority (e.g. the officers or directors) or manage the operations; (ii) which owns or controls, directly or indirectly, at least fifty percent (50%) of the outstanding stock, voting rights or equivalent ownership interests in the Party, or otherwise has the right or power to appoint the governing authority of the Party (e.g. the officers or directors) or manage the operations of the Party; or (iii) which is under common ownership or control with the Party, directly or indirectly, to the extent of at least fifty percent (50%) of the outstanding stock, voting rights or equivalent ownership interests, or with respect to the right or power to appoint the governing authority (e.g. the officers or directors) or manage the operations. Notwithstanding the foregoing, in any country where the local law does not permit foreign equity participation of at least fifty (50%) of the outstanding stock, voting rights or equivalent ownership interests, then an “Affiliate” includes any corporation or other business entity with respect to which the Party owns or controls, or which owns or controls the Party, or which is under common ownership or control with the Party, directly or indirectly, to the maximum percentage of the outstanding stock, voting rights or equivalent ownership interests, permitted by local law.

(vi) “Development Partner” shall mean (i) any person or entity other than a sublicensee that develops, sells, transfers, leases, exchanges or otherwise disposes or provides Collaboration Products in connection with, or as a result of, an agreement, arrangement or other relationship with a Party, any Affiliate, any Joint Venture or any sublicensee (provided that, distributors and wholesalers, to the extent acting in their capacity as such, are excluded from the definition of “Development Partner” so long as any Collaboration Products sold to or by them are already subject to a royalty payment hereunder based on the Final Sale by some other party); and (ii) any person or entity other than a sublicensee that has an agreement, arrangement or other relationship with a Party, any Affiliate, any Joint Venture or any sublicensee for the research or development of Collaboration Products. For the avoidance of doubt, a person or entity shall not be deemed to be a Development Partner hereunder with respect to any activities, payments, proceeds, products or services which do not relate to, arise out of or result from the foregoing agreements, arrangements or relationships with a Party or any Affiliate, Joint Venture or Sublicensee described in (i) or (ii) above.

(vii) “Joint Venture” means any separate entity established pursuant to an agreement between a third party and a Party or an Affiliate of that Party in connection with a joint venture (including, without limitation, an entity that manufactures, uses, purchases, sells or acquires Collaboration Products for, to or from Party or an Affiliate), where the Party or such Affiliate has significant input regarding the management and operation of such joint venture (e.g., through board representation or specified veto rights) or a significant stake in the profits of such joint venture.

10. INTELLECTUAL PROPERTY

10.1 Ownership of Technology. Ownership of all inventions conceived and reduced to practice by the Parties shall follow inventorship in accordance with United States patent law. Accordingly, the Parties agree and acknowledge that as between the Parties:

(a) all inventions conceived and reduced to practice during the Term by Genentech’s employees, agents, sublicensees, Affiliates, subcontractors or other Third Parties designated by Genentech pursuant to work carried out under the Collaboration (the “Genentech Inventions”) shall be solely owned by Genentech

(b) all inventions conceived and reduced to practice during the Term by Renovis’ employees, agents, sublicensees, Affiliates, subcontractors or other Third Parties designated by Renovis pursuant to work carried out under the Collaboration (the “Renovis Inventions”) shall be solely owned by Renovis; and

(c) all inventions conceived and reduced to practice during the Term by both Parties’ employees, agents, sublicensees, Affiliates, subcontractors or other designated Third Parties pursuant to work carried out under the Collaboration (the “Joint Inventions”) shall be jointly owned by Genentech and Renovis. All foreign and domestic patents and patent applications (including provisionals, divisionals, continuations and continuations-in-part thereof) claiming any Invention shall be considered “Joint Patents” for purposes of this Agreement. Except as expressly permitted under the terms of the Agreement, neither Party shall transfer any ownership interest or grant any rights to any Third Party to any Joint Inventions or Joint Patents without the prior written consent of the other Party.

Genentech shall require all of its employees, agents, sublicensees, Affiliates, subcontractors or other designated Third Parties to assign all Inventions invented by them pursuant to work carried out under the Collaboration and that are the subject of patent applications to Genentech in the case of Genentech Inventions and to Genentech and Renovis as joint owners in the case of Joint Inventions. Renovis shall require all of its employees, agents, sublicensees, Affiliates, subcontractors or other designated Third Parties to assign all Inventions invented by them pursuant to work carried out under the Collaboration and that are the subject of patent applications to Renovis in the case of Renovis Inventions and to Genentech and Renovis as joint owners in the case of Joint Inventions.

10.2 Patent Prosecution. It is the intention of the Parties to secure broad patent protection for discoveries and inventions made in the course of the Collaboration.

(a) Genentech shall be responsible for the filing, prosecution and maintenance, at Genentech’s sole cost, of all Patents claiming the Genentech Inventions, and Renovis shall be responsible for the filing, prosecution and maintenance, at Renovis’ sole cost, of all Patents claiming the Renovis Inventions.

(b) Genentech shall be solely responsible for the filing, prosecution, maintenance, enforcement and defense of Joint Patents, and Renovis shall provide reasonable assistance to Genentech to accomplish the same. The Parties shall share equally in all costs associated with such prosecution, maintenance, enforcement and defense.

(c) Subject to the rights of the Existing Licensors pursuant to the Existing License Agreements, Genentech shall be solely responsible, at Genentech’s sole cost, for the filing, prosecution, maintenance, enforcement and defense of any Renovis Patent licensed to Genentech hereunder that claims any method of use, composition of matter, or method of manufacture of any Compound (other than a Renovis Product as to which Genentech has no further development rights hereunder (including, without limitation, an IND Opt-in)). As promptly as practicable following the Effective Date, Genentech shall designate an independent law firm to file, prosecute, maintain, enforce and defend the Renovis Patents that are subject to this Section 10.2(c), and Genentech shall instruct the law firm to copy Renovis (and the Existing Licensors, if requested) on all correspondence and filings related to such Renovis Patents. Genentech shall bear all costs associated with such prosecution, maintenance, enforcement and defense. To the extent that Renovis is unable to grant Genentech the prosecution rights set forth in this Section 10.2(c) as a result of restrictions contained in the Existing License Agreements, Renovis shall use all diligent efforts to secure such rights for Genentech promptly following the execution of this Agreement.

(d) As between the Parties, Renovis shall be solely responsible for the filing, prosecution and maintenance, at Renovis’ sole cost, of (i) any Renovis Patent licensed to Renovis pursuant to an Existing License Agreement for which Renovis cannot grant Genentech the sole right to file, prosecute and maintain by the terms of such Existing License Agreement and (ii) all Renovis Patents that claim a Renovis Product as to which Genentech has no further development rights hereunder (including, without limitation, an IND Opt-in).

(e) To the extent that a Party is solely responsible for filing, prosecution and maintenance under this Section 10.2 of patent rights that are owned or co-owned by, or subject to a license granted under this Agreement to, such Party shall (i) consider in good faith the requests and suggestions of such other Party with respect to strategies for filing, prosecuting and maintaining such patent rights that are subject to this Section 10.2, and (ii) keep such other Party informed of progress with regard to the filing, prosecution and maintenance of such patent applications and patents. In the event Renovis is solely responsible for the filing, prosecution and maintenance of patent applications or patents hereunder that are owned or co-owned by, or are subject to an exclusive license granted under this Agreement, and Renovis elects not to do so (other than because Renovis has determined in good faith not to file a patent application with respect to an invention but to maintain such invention as a trade secret), it shall inform Genentech at least sixty (60) days (or, if Renovis receives the applicable notice within such 60-day period, then within seven (7) days of receipt of such notice by Renovis) before any relevant deadline for filing or other action and transmit all information reasonable and appropriate relating to such patent or patent application, and Genentech shall have the right to file, prosecute and maintain such patent applications and patents at its own expense, in which case Renovis shall assign to Genentech its rights in such patent applications and patents.

10.3 Cooperation of the Parties. Each Party agrees to cooperate fully in the preparation, filing, and prosecution of any patent and patent applications related to the Collaboration. Such cooperation includes, but is not limited to:

(a) executing all papers and instruments, or requiring its employees or agents to execute such papers and instruments, so as to effectuate the ownership of patent rights set forth in Section 10.1 above and to enable the owning Party to apply for and to prosecute patent applications in any country; and

(b) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications.

10.4 Infringement by Third Parties.

(a) Renovis and Genentech shall promptly notify the other in writing of any alleged or threatened infringement (where such infringement relates to the Collaboration) of any Renovis Patent, Genentech Patent or Joint Patent of which they become aware.

(b) Subject to the rights of the Existing Licensors pursuant to the Existing License Agreements, as between the Parties, Genentech shall have the first right, but not the obligation, to bring and control any action or proceeding, at its own expense and by counsel of its own choice, with respect to infringement of any Genentech Patent.

(c) The enforcement of any Renovis Patent that is subject to the provisions of Section 10.2(c) against any Third Party shall be governed by such Section 10.2(c).

(d) Renovis shall have the first right, but not the obligation, to bring and control any action or proceeding with respect to infringements of any Renovis Patent other than those subject to Section 10.2(c).

(e) The enforcement of any Joint Patent against any Third Party shall be governed by Section 10.2(b).

(f) The Party not bringing an action under this Section 10.4 shall have the right, at its own expense and by counsel of its own choice, to be represented in any action involving any patent owned solely by such Party or jointly by the Parties. If Renovis fails to bring an action or proceeding with respect to a patent that is owned or Controlled by Renovis and that is subject to an exclusive license granted under this Agreement to Genentech, Genentech within: (i) sixty (60) days following the notice of alleged infringement; or (ii) ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Genentech shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Renovis shall have the right, at its own expense and by counsel of its own choice, to be represented in any such action. In the event a Party brings an infringement action, the other Party shall cooperate fully, including if required to bring such action, the furnishing of a power of attorney. Neither Party shall have the right to settle any patent infringement action under this Section 10.4 in a manner that diminishes the rights or interests of the other Party, or imposes any additional obligation on the other Party, without the consent of such other Party. Both the right of Genentech to bring infringement actions under this Section 10.4 and the distribution of any recovery received as a result of an action brought pursuant to this Section 10.4 shall be subject to the rights of applicable Existing Licensors under applicable Existing License Agreements. Except as provided in the preceding sentence or otherwise agreed to by the Parties as part of a cost-sharing arrangement, any recovery realized as a result of such litigation, after reimbursement of any litigation expenses of the Parties, shall be: (i) shared equally by the Parties in the case of litigation pursuant to Section 10.4(c) or 10.4(e); or (ii) retained by Genentech, except that any portion of such recovery that is attributable to lost sales of a Genentech Product shall be treated as Net Sales of such Genentech Product for purposes of this Agreement. In the event that Renovis brings an infringement action under this Section 10.4, any portion of any recovery that Renovis acquires hereunder shall be first applied to reimburse Renovis’ direct costs of such litigation and then to cover Genentech’s damages, if any, attributable to such infringement, and any portion of such recovery that is attributable to lost sales of a Genentech Product shall be treated as Net Sales of such Genentech Product for purposes of this Agreement. To the extent that Renovis is unable to grant Genentech the prosecution rights set forth in this Section 10.4 as a result of restrictions contained in the Existing License Agreements, Renovis shall use all diligent efforts to secure such rights for Genentech promptly following the execution of this Agreement.

10.5 Infringement of Third Party Rights. Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of the Parties hereunder infringes or may infringe the intellectual property rights of such Third Party. Subject to the rights of the Existing Licensors pursuant to the Existing License Agreements, Genentech shall have the first right but not the obligation to control any defense of any such claim involving alleged infringement of Third Party rights by Genentech’s activities under this Agreement at its own expense and by counsel of its own choice, and Renovis shall have the right but not the obligation, at its own expense, to be represented in any such action by counsel of its own choice. If Genentech fails to proceed in a timely fashion with regard to such defense, Renovis shall have the right but not the obligation to control any such defense of such claim at its own expense and by counsel of its own choice, and Genentech shall have the right but not the obligation, at its own expense, to be represented in any such action by counsel of its own choice. Renovis shall have the first right but not the obligation to control any defense of any such claim involving alleged infringement of Third Party rights by Renovis’ activities under this Agreement at its own expense and by counsel of its own choice, and Genentech shall have the right but not the obligation, at its own expense, to be represented in any such action by counsel of its own choice. If Renovis fails to proceed in a timely fashion with regard to such defense, Genentech shall have the right but not the obligation to control any such defense of such claim at its own expense and by counsel of its own choice, and Renovis shall have the right but not the obligation, at its own expense, to be represented in any such action by counsel of its own choice. Neither Party shall have the right to settle any infringement action under this Section 10.5 in a manner that diminishes the rights or interests of the other Party, or imposes any additional obligation on the other Party, hereunder without the consent of such Party.

11. REPRESENTATIONS AND WARRANTIES

11.1 Mutual Representations and Warranties. Each Party represents to the other that as of the Effective Date:

(a) Corporate Power. It is duly organized and validly existing under the laws of its state of incorporation or formation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) Due Authorization. It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;

(c) Binding Agreement. This Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it do not conflict with, or require the consent of a Third Party (including, without limitation, in the case of Renovis any Existing Licensor) under any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound (other than consents that have been obtained prior to the Effective Date), nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it; and

(d) Grant of Rights; Maintenance of Agreements. It has not granted, and will not grant during the Term, any right to any Third Party that would conflict with the rights granted to the other Party hereunder. It has (or will have at the time performance is due) maintained and will maintain and keep in full force and effect all agreements (including license agreements) and filings (including patent filings) necessary to perform its obligations in accordance with the terms of this Agreement.

11.2 Representations and Warranties of Renovis. Renovis hereby represents and warrants to Genentech that as of the Effective Date:

(a) Renovis has the rights in the Renovis Technology necessary and appropriate to grant the licenses granted to Genentech hereunder;

(b) Renovis has not previously granted and will not grant any rights in conflict with the rights and licenses granted herein;

(c) Renovis has no actual knowledge of any additional Patent rights or trade secrets other than the rights granted herein that are necessary for Genentech to pursue development of Compounds directed against the Targets;

(d) Renovis is not aware of any action, suit or inquiry or investigation instituted by or before any court or governmental agency that questions or threatens the validity of any Renovis Technology, including, without limitation, the Renovis Patents listed on Exhibit A hereto;

(e) the Existing License Agreements attached hereto as Exhibit E and Exhibit F are the complete and current agreements between Renovis and Existing Licensors with respect to the Targets as of the Effective Date, such Existing License Agreements are in good standing and Renovis is current on all its obligations thereunder;

(f) Renovis has not received any notice from any Third Party alleging that the practice of any Renovis Technology infringes the intellectual property rights of such Third Party and no action, suit or claim has been initiated or threatened against Renovis with respect to the Renovis Technology or its right to enter into and perform its obligations under this Agreement; and

(g) Renovis has not pledged, assigned or granted any security interest in any Renovis Technology to any Third Party. In addition, Renovis shall not, during the Term, pledge, assign or grant any security interest in any of the Renovis Technology to any Third Party without the prior written consent of Genentech, such consent not to be unreasonably withheld, delayed or conditioned.

12. CONFIDENTIALITY; PUBLICATION

12.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that, during the Term and for the five (5) year period immediately following the Term, each Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose (other than as expressly provided for in this Agreement) any Confidential Information furnished to it by, or otherwise belonging to, the other Party (the “Disclosing Party”) pursuant to this Agreement. Each Party may use Confidential Information of the other Party only to the extent required to accomplish the purposes of this Agreement. The Receiving Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Disclosing Party’s Confidential Information. Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the other Party’s Confidential Information.

12.2 Exceptions. The obligations of confidentiality and non-use contained in Section 12.1 will not apply to the extent it can be established by the Receiving Party by competent proof that such Confidential Information:

(a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available;

(b) is known by the Receiving Party at the time of receiving such information, other than under confidentiality, as evidenced by its records;

(c) is hereafter furnished to the Receiving Party by a Third Party, as a matter of right and without restriction on disclosure;

(d) is independently developed by the Receiving Party without the aid, application or use of Confidential Information of the Disclosing Party; or

(e) is the subject of a written permission to disclose provided by the Disclosing Party.

For the avoidance of doubt, disclosure to the Receiving Party of any Confidential Information of the Disclosing Party made by an employee or contractor of the Receiving Party who was under an obligation of confidentiality to the Disclosing Party at the time the disclosure was made to him or her shall not be considered an exception to the Receiving Party’s obligations under this Article 12 unless such Confidential Information meets an exception of this Section 12.2 that is separate and distinct from such employee or contractor’s disclosure to the Receiving Party.

12.3 Terms of Agreement. The Parties agree that this Agreement and the terms hereof will be considered Confidential Information of both Parties.

12.4 Authorized Disclosure. Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a) filing or prosecuting patent rights in accordance with this Agreement;

(b) submitting regulatory filings with respect to Products in accordance with this Agreement;

(c) prosecuting or defending litigation;

(d) complying with applicable court orders or governmental regulations or the rules of any stock exchange on which the Receiving Party’s stock is traded;

(e) complying with reporting requirements under the Existing License Agreements;

(f) conducting pre-clinical or clinical trials of Products in accordance with this Agreement; and

(g) disclosure to Affiliates or bona fide potential or actual sublicensees (to the extent permitted hereunder), or to existing or potential investors and lenders for fundraising or financing efforts or in connection with due diligence or similar investigations by such Third Parties, in each case who agree to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Article 12.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 12.4(c) or 12.4(d), it will provide the other Party with as much prior written notice as reasonably possible and seek (or cooperate with the other Party’s efforts to seek) to secure confidential treatment of such information at least as diligently as such Party would use to protect its own Confidential Information. The Parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the Parties with the Securities and Exchange Commission or as otherwise required by law.

12.5 Publications. Each Party to this Agreement recognizes that the publication or disclosure of papers, presentations, abstracts or any other written or oral presentations regarding results of and other information regarding the Compounds or Collaboration Products may be beneficial to both Parties provided such publications or presentations are subject to reasonable controls to protect Confidential Information. Accordingly, the JRC shall have the right to review and approve any paper or presentation proposed for disclosure by either Party that utilizes data generated from the Collaboration or that concerns the Compounds and/or the Collaboration Products and/or includes Confidential Information of the other Party. Before any such paper or presentation is disclosed, the Party proposing disclosure shall deliver a complete copy to the other Party at least thirty (30) days prior to submitting the paper to a publisher or making the presentation to a Third Party. The JRC shall review any such paper or presentation and give its comments to the disclosing Party within fifteen (15) days of its receipt of such paper or presentation. The disclosing Party shall comply with the reviewing Party’s request to delete references to Confidential Information of the reviewing Party in any such paper or presentation.

13. TERM AND TERMINATION

13.1 Term of the Agreement. The term of this Agreement (the “Term”) shall commence on the Effective Date and expire six (6) months after the later to occur of both (i) the expiration of the last Royalty Term for any Collaboration Product and (ii) such time as no activities under the Collaboration have occurred for a period of twenty-four (24) consecutive months, unless earlier terminated in accordance with this Article 13.

13.2 Termination by Genentech for Convenience. Except during the period commencing on the Effective Date and concluding on the two (2) year anniversary thereof,

Genentech may terminate this Agreement without cause upon ninety (90) days’ prior written notice to Renovis of such termination. Except during the period commencing on the Effective Date and concluding on the two (2) year anniversary thereof, Genentech may also terminate this Agreement solely with respect to any one or more of the following: Compounds, Targets, Collaboration Products, indications for which a Compound or Collaboration Product may be used and/or the country(ies) in the Territory. Any such termination is permitted upon ninety (90) days’ prior written notice.

13.3 Termination for Bankruptcy. Each Party shall have the right to terminate this Agreement upon sixty (60) days’ prior written notice to the other upon the occurrence of the bankruptcy, insolvency, dissolution or winding up of the other Party (other than a dissolution or winding up for the purpose of redomestication, reconstruction or amalgamation).

13.4 Termination by Genentech for Breach. Upon or after the breach of any material provision of this Agreement by Renovis that Renovis has not cured within the sixty (60) day period following receipt of written notice of termination by Genentech, Genentech shall have the right to terminate this Agreement.

13.5 Termination by Renovis for Breach. Upon or after the breach of any material provision of this Agreement by Genentech with respect to a Genentech Product or Products that Genentech has not cured within the sixty (60) day period following receipt of written notice of termination by Renovis, Renovis shall have the right to terminate Genentech’s rights and obligations under this Agreement solely with respect to the Genentech Product(s) that are the subject to the breach giving rise to Renovis’ termination right.

13.6 Effect of Termination or Expiration; Surviving Obligations.

(a) Upon termination of this Agreement in its entirety by Genentech pursuant to Section 13.2:

(i) all licenses granted by Renovis to Genentech hereunder shall automatically terminate and revert to Renovis; and

(ii) all licenses granted by Genentech to Renovis under Section 7.2 with respect to Renovis Products that are the subject of Active R&D as of the date of termination or that are commercially available as of the date of termination and that are in effect with respect to any Genentech Patents existing as of such termination date shall survive such termination and remain in full force and effect in accordance with their respective terms for so long as Renovis is not in breach of its obligations to Genentech under this Agreement (including, without limitation, its obligations to make royalty payments to Genentech under Section 8.8).

(b) Upon termination of this Agreement by Genentech with respect to any one or more Compounds, Targets, Collaboration Products, indications and/or the country(ies) in the Territory a pursuant to Section 13.2:

(i) all licenses granted by Renovis to Genentech with respect to such terminated Compound(s), Target(s), Collaboration Product(s), indication(s) and/or country(ies) hereunder shall automatically terminate and revert to Renovis;

(ii) all other rights and obligations of Genentech hereunder shall remain in full force and effect, including, without limitation, all licenses granted by Renovis to Genentech with respect to all other Compound(s), Target(s), Collaboration Product(s), indication(s) and/or country(ies);

(iii) all licenses granted by Genentech to Renovis under Section 7.2 with respect to Renovis Products that are the subject of Active R&D as of the date of termination or that are commercially available as of the date of termination and that are in effect with respect to any Genentech Patents existing as of the date of termination shall survive such termination and remain in full force and effect in accordance with their respective terms for so long as Renovis is not in breach of its obligations to Genentech under this Agreement (including, without limitation, its obligation not to compete in the Genentech Field under Section 5.6 and its obligations to make milestone and royalty payments to Genentech under Section 8); and

(iv) the Agreement shall thereafter be read and interpreted in light of such limited termination(s).

(c) Upon termination of this Agreement by Renovis pursuant to Section 13.3:

(i) all licenses granted by Renovis to Genentech hereunder shall automatically terminate and revert to Renovis; and

(ii) all licenses granted by Genentech to Renovis under Section 7.2 that are in effect with respect to Renovis Products that are the subject of Active R&D as of the date of termination or that are commercially available as of the date of termination and that are in effect as of the date of termination with respect to any Genentech Patents existing as of such termination date shall survive such termination and remain in full force and effect in accordance with their respective terms for so long as Renovis is not in breach of its obligations to Genentech under this Agreement (including, without limitation, its obligations to make milestone and royalty payments to Genentech under Article 8).

(d) Upon termination of this Agreement by Genentech pursuant to Section 13.3 or Section 13.4:

(i) all licenses granted by Renovis to Genentech under Section 7.1 that are in effect as of the time of termination shall survive such termination and remain in full force and effect in accordance with their respective terms for so long as Genentech is not in breach of its obligations to Renovis under this Agreement (including, without limitation, its obligations under Articles 8 and 9); provided, however, that each Renovis Product as to which Genentech has an IND Opt-in under Section 4.2 as of the effective time of such termination shall thereafter be deemed a Genentech Product for purposes of this Agreement;

(ii) from and after such termination, Renovis shall have no further right to any Compounds and Renovis shall not conduct or have conducted, directly or through any Affiliate, licensee or sublicensee, any development or commercialization activities relating to any Compound or Genentech Product created or identified, or the utility of which was identified, in the course of the Collaboration, for so long as a given Compound is covered by a Valid Claim in a Renovis Patent, Joint Patent or Genentech Patent;

(iii) all licenses granted by Genentech to Renovis hereunder shall automatically terminate and revert to Genentech; and

(iv) the Agreement shall thereafter be read and interpreted in light of such limited terminations.

(e) Upon termination of this Agreement by Renovis pursuant to Section 13.5:

(i) all licenses granted by Renovis to Genentech with respect to such terminated Genentech Product(s) hereunder shall automatically terminate and revert to Renovis;

(ii) all other rights and obligations of Genentech hereunder shall remain in full force and effect, including, without limitation, all licenses granted by Renovis to Genentech with respect to all other Compound(s), Target(s), Collaboration Product(s), indication(s) and/or country(ies);

(iii) all licenses granted by Genentech to Renovis under Section 7.2 that are in effect with respect to Renovis Products that are the subject of Active R&D as of the date of termination or that are commercially available as of the date of termination and that are in effect as of the date of termination with respect to any Genentech Patents existing as of such termination date shall survive such termination and remain in full force and effect in accordance with their respective terms for so long as Renovis is not in breach of its obligations to Genentech under this Agreement (including, without limitation, its obligations with respect to all other Compound(s), Target(s), Collaboration Product(s), indication(s) and/or country(ies) not to compete in the Genentech Field under Section 5.7 and its obligations to make milestone and royalty payments to Genentech under Section 8); and

(iv) the Agreement shall thereafter be read and interpreted in light of such limited termination(s).

13.7 Survival of Certain Terms.

(a) Expiration or Termination of Entire Agreement. Expiration or termination of this Agreement shall not relieve either Party of any obligation accruing prior to such expiration or termination. Except as otherwise provided in this Section 13.7(a), upon expiration or termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate, except that the terms of this Section 13.7(a) (and the provisions referenced herein) and Sections 5.7 (excluding any Genentech Product(s) terminated in accordance with Section 13.5, but then only with respect to those Genentech Product(s) terminated), 7.3, 7.5, 12.1, 12.2, 12.3, 12.4, 13.6, 13.8 and 13.9 and Articles 9, 10, 14, 15 and 16 of this Agreement shall survive any expiration or termination of this Agreement. Within thirty (30) days following the expiration or termination of this Agreement, except to the extent and for so long as a Party retains license rights as provided in this Section 13.7(a), each Party shall deliver to the other Party all embodiments of any and all Confidential Information of the other Party (including all copies thereof) in its possession.

(b) Partial Termination. Except as otherwise provided in this Section 13.7(b), upon expiration or termination of this Agreement with respect to a given Compound, Target, Collaboration Product, indication for which a Compound or Collaboration Product may be used and/or a country in the Territory from this Agreement, all rights and obligations of the Parties under this Agreement shall terminate solely with respect to that Compound, Target, Collaboration Product, indication and/or country, except that the terms of this Section 13.7(b) (and the provisions referenced herein) and Sections 5.7 (excluding any Genentech Product(s) terminated in accordance with Section 13.5, but then only with respect to those Genentech Product(s) terminated), 7.3, 7.5, 12.1, 12.2, 12.3, 12.4, 13.6, 13.8 and 13.9 and Articles 9, 10, 14, 15 and 16 of this Agreement shall survive any expiration or termination of this Agreement with respect to that terminated Compound, Target, Collaboration Product, indication and/or country. Within thirty (30) days following the expiration or termination of this Agreement, except to the extent and for so long as a Party retains license rights as provided in this Section 13.7(b), each Party shall deliver to the other Party all embodiments of any and all Confidential Information of the other Party (including all copies thereof) in its possession relating to the terminated Compound, Target, Collaboration Product, indications for which a Compound or Collaboration Product may be used and/or a country in the Territory.

13.8 Exercise of Right to Terminate. The use by either Party hereto of a termination right provided for under this Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other Party with respect thereto.

13.9 Damages; Relief. Subject to Section 13.8 above, termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

13.10 Termination of the Existing Licenses. In the event that the Berkeley License is terminated, Genentech’s rights and obligations as a sublicensee of Renovis under the Berkeley License shall become rights and obligations of Genentech as if Genentech were the direct licensee under the Berkeley License; provided, that the Regents of the University of California shall not be obligated to assume any duties or obligations hereunder beyond those duties and obligations of the Regents of the University of California set forth in the Berkeley License. In the event that the Oakland License is terminated, Genentech’s rights and obligations as a sublicensee of Renovis under the Oakland License shall become rights and obligations of Genentech as if Genentech were the direct licensee under the Oakland License; provided, that the Regents of the University of California shall not be obligated to assume any duties or obligations hereunder beyond those duties and obligations of the Regents of the University of California set forth in the Oakland License.

14. INDEMNITY

14.1 Indemnification.

(a) Renovis hereby agrees to save, defend and hold Genentech and its Affiliates and their respective directors, officers, employees and agents (each, a “Genentech Indemnitee”) harmless from and against any and all claims, suits, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys’ fees (collectively, “Losses”), to which any Genentech Indemnitee may become subject as a result of any claim, demand, action or other proceeding for personal injury, wrongful death or product defect by any Third Party to the extent such Losses arise directly or indirectly out of Renovis’ (or its Affiliates’ or sublicensees’): (i) exercise of the rights licensed by Genentech hereunder or (ii) acts or omissions, including without limitation, those relating to the research, development, manufacture, use, marketing, sale of any Renovis Product; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Genentech Indemnitee or the breach by Genentech of any warranty, representation, covenant or agreement made by Genentech in this Agreement.

(b) Genentech hereby agrees to save, defend and hold Renovis and its Affiliates and their respective directors, officers, employees and agents (each, a “Renovis Indemnitee”) harmless from and against any and all Losses to which any Renovis Indemnitee may become subject as a result of any claim, demand, action or other proceeding for personal injury, wrongful death or product defect by any Third Party to the extent such Losses arise directly or indirectly out of Genentech’s (or its Affiliates’ or sublicensees’): (i) exercise of the rights licensed by Renovis hereunder or (ii) acts or omissions, including without limitation, those relating to the research, development, manufacture, use, marketing, sale of any Genentech Product; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Renovis Indemnitee or the breach by Renovis of any warranty, representation, covenant or agreement made by Renovis in this Agreement.

14.2 Indemnification Procedure.

(a) Each indemnified Party agrees to give the indemnifying Party written notice, as soon as is practicable, but in any event within thirty (30) days if possible, of any Losses or the discovery of fact upon which such indemnified party intends to base a request for indemnification under Section 14.1(a) or 14.1(b).

(b) Each Party shall furnish promptly to the other Party copies of all papers and official documents received in respect of any Losses. The indemnified Party shall cooperate with the indemnifying Party, at the indemnifying Party’s expense, in providing witnesses and records necessary in the defense against any Losses.

(c) With respect to any Losses relating solely to the payment of money damages and that will not result in the indemnified Party’s becoming subject to injunctive or other relief, contains an admission of guilt or other responsibility or liability or otherwise adversely affecting the business of the indemnified party in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the indemnified Party hereunder, the indemnifying Party shall have the sole right to defend, settle, or otherwise dispose of such claim, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate.

(d) With respect to all other Losses, the indemnifying Party shall obtain the written consent of the indemnified Party, which shall not be unreasonably withheld, prior to ceasing to defend, settling, or otherwise disposing thereof.

(e) The indemnifying Party shall not be liable for any settlement or other disposition of a Loss by the indemnified Party that is reached without the written consent of the indemnifying Party.

(f) Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by any indemnified Party in connection with any claim shall be reimbursed on a calendar quarter basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the indemnified Party.

15. GOVERNING LAW; DISPUTE RESOLUTION

15.1 Governing Law. This Agreement shall be governed by the laws of the State of California as such laws are applied to contracts entered into or to be performed entirely within such state.

15.2 Disputes. The Parties recognize that disputes as to certain matters may from time to time arise which relate to either Party’s rights and obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in Section 15.3 if and when such a dispute arises between the Parties.

15.3 Arbitration Procedures.

(a) Discussions Between the Parties. If any claim, dispute, or controversy of any nature arising out of or relating to this Agreement, including, without limitation, any action or claim based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement, but specifically excluding any claim, dispute or controversy arising with respect to the JRC for which the Parties have established a complete dispute resolution mechanism under Section 2.2, (each, a “Claim”), arises between the Parties and the Parties cannot resolve the dispute within thirty (30) days of a written request by either Party to the other Party, the Parties agree to refer the Claim to the Senior Vice President of Development of Genentech and the Chief Executive Officer of Renovis, or their respective designees, for resolution. If, after an additional sixty (60) days, such officers or their designees have not succeeded in negotiating a resolution of the dispute, then, upon the written request of either Party, such dispute shall be resolved by final and binding arbitration in accordance with Section 15.3(b).

(b) Arbitration. Claims between the Parties under this Section 15.3(b) shall be finally settled by binding arbitration conducted in the English language in accordance with the Rules of Commercial Arbitration of the American Arbitration Association (“AAA”). The arbitration shall be held in San Francisco, California and shall be conducted by three (3) arbitrators who are knowledgeable in the subject matter at issue in the dispute. One (1) arbitrator will be selected by Renovis, one (1) arbitrator will be selected by Genentech, and the third arbitrator will be selected by mutual agreement of the two (2) arbitrators selected by the Parties, provided that if a Party fails to select an arbitrator within thirty (30) days of the request for arbitration, the arbitrator that was to be selected by such Party shall be appointed in accordance with the rules of the AAA. During the period prior to the hearing, each Party shall have the right to conduct up to two (2) depositions and to submit up to twenty (20) document requests to the other Party. The arbitrators may proceed to an award, notwithstanding the failure of either Party to participate in the proceedings. The arbitrators shall, within forty-five (45) calendar days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrators shall be authorized to award compensatory damages, but shall NOT be authorized to (i) award non-economic or punitive damages (except to the extent expressly permitted by this Agreement), or (ii) reform, modify or materially change this Agreement or any other agreements contemplated hereunder; provided, however, that the damage limitations described in part (i) of this sentence will not apply if such damages are statutorily imposed. The arbitrators also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief that the arbitrators deem just and equitable and within the scope of this Agreement, including, without limitation, an injunction or order for specific performance. The award of the arbitrators shall be the sole and exclusive remedy of the Parties. Judgment on the award rendered by the arbitrators may be enforced in any court having competent jurisdiction thereof, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrators. Notwithstanding anything contained in this Section 15.3(b) to the contrary, each Party shall have the right to institute judicial proceedings against the other Party or anyone acting by, through or under such other Party, in order to enforce the instituting Party’s rights hereunder through specific performance, injunction or similar equitable relief. This Section 15.3(b) shall not apply to any dispute, controversy or claim that concerns (A) the validity, enforceability or infringement of a patent, trademark or copyright; or (B) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

(c) Costs and Awards. Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, that the arbitrators shall be authorized to determine whether a party is the prevailing party, and if so, to award to that prevailing party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges and travel expenses), and/or the fees and costs of the arbitrators. Absent the filing of an application to correct or vacate the arbitration award (if permitted by AAA rules), each Party shall fully perform and satisfy the arbitration award within fifteen (15) days of the service of the award.

(d) Waiver and Acknowledgment. By agreeing to this binding arbitration provision, the Parties understand that they are waiving certain rights and protections which may otherwise be available if a Claim between the Parties were determined by litigation in court, including, without limitation, the right to seek or obtain certain types of damages precluded by this provision, the right to a jury trial, certain rights of appeal, and a right to invoke formal rules of procedure and evidence.

16. GENERAL PROVISIONS

16.1 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the Party to be notified at its address(es) given below, or at any address such Party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earlier of: (a) the date of actual receipt; (b) if mailed, three days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.

All notices to Genentech shall be addressed as follows:	Genentech, Inc. 1 DNA Way South San Francisco, CA 94080 Attn: Corporate Secretary Fax: (650) 952-9881

with a copy to:	Genentech, Inc. 1 DNA Way South San Francisco, CA 94080 Attn: Vice President, Business Development Fax: (650) 225-3009

All notices to Renovis shall be addressed as follows:	Renovis, Inc. Two Corporate Drive South San Francisco, CA 94080-7047 Attn: Chief Executive Officer Fax: (650) 266-1505

with a copy to:	Latham & Watkins LLP 135 Commonwealth Drive Menlo Park, CA 94025 Attn: Charles F. Hoyng Fax: (650) 463-2600

Any Party may, by written notice to the other, designate a new address or fax number to which notices to the Party giving the notice shall thereafter be mailed or faxed.

16.2 Force Majeure. No Party shall be liable for any delay or failure of performance (other than payment obligations) to the extent such delay or failure is caused by circumstances beyond its reasonable control and that by the exercise of due diligence it is unable to prevent, provided that the Party claiming excuse uses its commercially reasonable efforts to overcome the same.

16.3 Entirety of Agreement. This Agreement (including the Research Plan and the Exhibits hereto) embodies the entire, final and complete agreement and understanding between the Parties and replaces and supersedes all prior discussions and agreements between them with respect to its subject matter. Notwithstanding the foregoing, this Agreement is subject to the terms of the Existing License Agreements, as more fully described herein.

16.4 Amendment. No modification or waiver of any terms or conditions hereof shall be effective unless made in writing and signed by a duly authorized officer of each Party.

16.5 Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

16.6 Disclaimer of Agency or Partnership. The Parties are independent contractors and nothing in this Agreement or the performance of the Parties under this Agreement shall constitute (or be deemed to constitute in law or in equity) a partnership, agency, fiduciary, distributorship, employment, or joint venture relationship between the Parties. Neither Party is, or will be deemed to be, the legal representative or agent of the other, nor shall either Party have the right or authority to assume, create, or incur any Third Party liability or obligation of any kind, express or implied, against or in the name of or on behalf of another except as expressly set forth in this Agreement. In addition, neither Party shall be deemed to be a member of a partnership with the other Party for tax or any other purpose.

16.7 Severability. If a court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, or if any government or other agency having jurisdiction over either Renovis or Genentech deems any provision to be contrary to any laws, then that provision shall be severed and the remainder of the Agreement shall continue in full force and effect. To the extent possible, the Parties shall revise such invalidated provision in a manner that will render such provision valid without impairing the Parties’ original intent.

16.8 Assignment; Acquisition.

(a) By Renovis. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by Renovis without the prior written consent of Genentech. Upon an assignment or transfer of this Agreement by Renovis in connection with a merger or acquisition (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)) whereby Renovis is no longer an independent entity or a surviving entity, (i) Genentech shall have no further obligations to Renovis’ successor or assignee under the Research Program, (ii) Renovis’ successor or assignee shall have no further rights in any Compounds that have not been designated as either Genentech Products or Renovis Products, (iii) Renovis’ successor or assignee must assume Renovis’ obligations hereunder with respect to Compounds designated as Renovis Products as of the transfer or assignment date and (iv) the IND Opt-in shall be preserved with respect to any such Renovis Products. Except as set forth above, the rights and obligations of Renovis under this Agreement shall be binding upon and inure to the benefit of the successor and permitted assign of Renovis. Any assignment or transfer of this Agreement by Renovis not in accordance with this Agreement shall be void.

(b) By Genentech. This Agreement may be assigned or otherwise transferred by Genentech without the consent of Renovis. In the event of such assignment or transfer, however (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger), intellectual property rights of the acquiring party to such transaction (if other than one of the Parties to this Agreement) shall not be included in the Genentech Patents licensed hereunder. The rights and obligations of Genentech under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of Genentech. Any assignment not in accordance with this Agreement shall be void.

16.9 Headings. The headings contained in this Agreement are inserted for reference only and shall not be deemed a part of the text hereof.

16.10 Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF CONFIDENTIALITY OR FOR INFRINGEMENT OR MISAPPROPRIATION, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES; provided, however, that this Section 16.10 shall not be construed to limit either Party’s indemnification obligations under Article 14.

16.11 Compliance with Laws. In exercising their rights and obligations under this Agreement, the Parties shall comply fully with the requirements of any and all applicable laws, regulations, rules, and orders of any federal, state, or local, whether international or domestic, governmental body having jurisdiction of the exercise of rights under this Agreement.

16.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

16.13 Currency. All dollar amounts stated herein are in United States dollars.

16.14 Bankruptcy. All rights and licenses granted under this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(56) of the Bankruptcy Code. The Parties agree that a licensee of such rights under this Agreement will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. In the event that a licensor seeks or is involuntarily placed under the protection of the Bankruptcy Code, and the trustee in bankruptcy rejects this Agreement, the licensee hereby elects, pursuant to Section 365(n), to retain all rights granted to it under this Agreement to the maximum extent permitted by law, subject to Licensee’s making the payments specified herein.

16.15 Manufacture in United States. The Parties acknowledge that the Existing License Agreements are subject to Title 35 United States Code Sections 200 through 212 and applicable implementing regulations. As a result, the Parties agree to take all reasonable action necessary to enable the Existing Licensors to satisfy their obligations to the United States Federal Government in relation thereto, including, without limitation, the requirement that to the extent required by law or regulation, any Collaboration Products derived from the use or practice of certain inventions identified in the Existing License Agreements that are sold in the United States will be substantially manufactured in the United States unless appropriate waivers from the United States Federal Government are obtained. Renovis shall be responsible for all costs associated with such waivers for Renovis Products and Genentech shall be responsible for all costs associated with such waivers for Genentech Products, including, in each case and without limitations, reimbursing The Regents for any actual costs and expenses incurred in connection with requesting such waivers..

16.16 Public Disclosure. Neither Party may make any public announcement or issue any press releases disclosing achievement of regulatory, scientific or other milestones regarding this Agreement or the Collaboration without the prior review and written consent of the other Party, provided that Genentech shall not unreasonably withhold or delay its consent to the issuance of a press release disclosing achievement of any milestone event described in Section 8.5. Notwithstanding the foregoing, no disclosure with respect to the foregoing that is required, in the reasonable judgment of a Party, to comply with applicable laws or regulations or the rules of any stock exchange on which a Party’s stock may trade, nor any public announcement, news release, public statement or publication relating to the existence of this Agreement, or the terms hereof, will be made without the other Party’s prior written approval, which approval shall not be unreasonably withheld. Neither Party shall issue an initial announcement or press release relating to the existence of this Agreement without the other Party’s prior review and written approval. Unless required to comply with applicable laws or regulations or the rules of any stock exchange on which a Party’s stock may trade, Genentech, its Affiliates and their sublicensees and further sublicensees shall have no right to use the name “The Regents of the University of California,” “The Trustees of Columbia University in the City of New York,” the name of any campus of the University of California, “Howard Hughes Medical Institute,” “HHMI,” or any trademark, logo or abbreviations of the names of any of the foregoing, and any such use is prohibited, in advertising, publicity or other promotional activities.

16.17 Export. The Parties agree not to export, directly or indirectly, any U.S. source technical data acquired from the other Party or any products utilizing such data to countries outside the United States, which export may be in violation of the United States export laws or regulations.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this COLLABORATIVE RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT.

GENENTECH, INC.		RENOVIS, INC.

By:	/s/ ART LEVINSON	By:	/s/ COREY S. GOODMAN

Name:	Art Levinson	Name:	Corey S. Goodman

Title:		Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO COLLABORATIVE RESEARCH, DEVELOPMENT

AND LICENSE AGREEMENT]

EXHIBIT A

Renovis Patents

The Renovis Patents include the patents and patent applications listed below, as well as any and all patents issuing from divisionals, continuations, or continuations-in-part of any application, from which any of the patents listed above claims priority, as well as reissues, extensions, and foreign patent counterparts, including inventors certificates, of any of the foregoing, and including any related supplementary protection certificates.

Title	Country	Application #	Patent #/ Publication #	Issue Date/ Publication Date
[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]

Title	Country	Application #	Patent #/ Publication #	Issue Date/ Publication Date
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]

EXHIBIT B

Patents Excluded from Genentech Patents

[*]

[*] shall mean:

[*], and any and all patents issuing from divisionals, continuations, or continuations-in part of any application from which [*] claims priority, as well as reissues, extensions, and foreign patent counterparts, including inventors certificates, of any of the foregoing, and including any related supplementary protection certificates; and

[*] and any and all patents issuing from divisionals, continuations, or continuations-in-part of any application from which [*] claims priority, as well as reissues, extensions, and foreign patent counterparts, including inventors certificates, of any of the foregoing, and including any related supplementary protection certificates.

[*]

[*] shall mean:

[*] and any and all patents issuing from divisionals, continuations, or continuations-in-part of any application from which any of the foregoing claims priority, as well as reissues, extensions, and foreign patent counterparts, including inventors certificates, of any of the foregoing, and including any related supplementary protection certificates; and

[*] and any and all patents issuing from divisionals, continuations, or continuations-in-part of any application from which any of the foregoing claims priority, as well as reissues, extensions, and foreign patent counterparts, including inventors certificates, of any of the foregoing, and including any related supplementary protection certificates.

[*]

[*] shall mean any of the U.S. patents listed below and any and all divisionals, continuations, continuations-in-part, reissues, reexaminations or extensions of these patents or of any application from which these U.S patents claim priority, as well as foreign counterparts of the foregoing:

[*]

EXHIBIT C

Ligand Products and Receptor Targets

[*]

EXHIBIT D

Outline of Research Program

The following is an overview of the Research Program, outlining the sequence of events for high priority activities to evaluate the safety and efficacy of the Targets. Some of the activities listed below may occur in parallel. Other research efforts may follow the activities listed below pending data yielded from the initial experiments. The Parties will generate a more detailed Research Plan within sixty (60) days of the execution date of this agreement. The Research Plan will outline in greater detail the project timeline and quantities of materials needed to evaluate the safety and activity of molecules in specific assay systems.

[*]